[Exhibit 10.4]

LEASE

THIS LEASE (this “Lease”) dated as of July 1, 2006, is made by and between MAXTOR REALTY CORPORATION, a Delaware corporation, with an office at 333 South Street, Shrewsbury, Massachusetts 01545 (“Landlord”), and ADVANCED MICROSENSORS, INC., a Delaware corporation, with an office at 333 South Street, Shrewsbury, Massachusetts 01545 (“Tenant”).

BASIC LEASE PROVISIONS

I.	DEMISE OF PREMISES

In consideration of the Rent and the covenants and agreements made herein, including the General Terms, Covenants and Conditions attached hereto and made a part hereof, Landlord leases to Tenant and Tenant leases from Landlord the Premises (as outlined on the plan attached hereto as Exhibit A) located in the Building within the Project, including all corridors and lavatories on the floors of the Building on which Tenant is the only tenant, together with the exclusive use of the Emergency Response Team Room in the Building (subject to the provisions of Exhibit C) and the nonexclusive right to use and enjoy, in common with Landlord and others, the following portions of the Project:  the entrance foyer and lobby of the Building; the corridors and lavatories designated by Landlord as Common Areas and located on the floors of the Building not leased by Tenant or on which Tenant is not the only tenant; the cafeteria; the amphitheater (subject to Landlord’s fees and regulations related thereto); the fitness center (subject to the provisions of Exhibit D); and the stairways, elevators, shipping and receiving area (sometimes collectively referred to as the “Building Common Areas”); and all other portions of the Project, including parking areas (subject to Section 35) but excluding portions of the Project leased or leasable to other tenants (sometimes collectively referred to as the “Project Common Areas”, and together with the Building Common Areas, the “Common Areas”), to have and hold for the Term (as hereinafter defined), subject to the terms and conditions hereof.

II.	TERMS

As used in this Lease, the following terms shall have the following meanings:

A.          Land:  the real property commonly known as 333 South Street, Shrewsbury, Massachusetts.

B.           Building:  the building known as Building 2 on the Land situated at 333 South Street, Shrewsbury, Massachusetts.

C.           Project:  the Land on which Building 1 and Building 2 are situated, Building 1 and Building 2, the Common Areas and any improvements and Leasehold Improvements (as defined in Section 9(a)) situated thereon.

D.           Premises:  that part of the Building outlined on Exhibit A, containing approximately 64,683 rentable square feet (“RSF”). The Premises consist of: (1) Mod 1-1 (lab), containing 2,944 RSF, (2) Mod 11-1 (lab), containing 1,906 RSF, (3) Mod 10-1 (clean room), containing 12,302 RSF, (4) Mod 11-1 (clean room), containing 10,130 RSF, (5) Mod 7-1 (clean room), containing 10,434 RSF, (6) Mod 6-2 (office), containing 11,085 RSF, (7) Mod 9-2 (office), containing 11,833 RSF, (8) Mod 1-2 (lab), containing 1,745 RSF, and (9) Mod 11-2 (lab), containing 2,304 RSF.

E.           Building Manager: Maxtor Realty Corporation, or such other entity as Landlord may designate.

F.           Commencement Date:  July 1, 2006.

G.          Term: five (5) years commencing on the Commencement Date and expiring at the close of the day on June 30, 2011 (the “Termination Date”).

H.          Base Rent:  Base Rent for office space (Mod 6-2 and Mod 9-2) shall be $0.00 per RSF for the first Lease Year, $5.56 per RSF for the second Lease Year, $5.62 per RSF for the third Lease Year, $5.68 per RSF for the fourth Lease Year, and $5.74 per RSF for the fifth Lease Year.  Base Rent for lab space (Mod 1-1, Mod 11-1, Mod 1-2, and Mod 11-2) shall be $13.00 per RSF for the first Lease Year, $13.13 per RSF for the second Lease Year, $13.26 per RSF for the third Lease Year, $13.39 per RSF for the fourth Lease Year, and $13.53 per RSF for the fifth Lease Year. Base Rent for clean room space (Mod 10-1, Mod 11-1, and Mod 7-1) shall be $23.20 per RSF for the first Lease Year, $23.43 per RSF for the second Lease Year, $23.67 per RSF for the third Lease Year, $23.90 per RSF for the fourth Lease Year, and $24.14 per RSF for the fifth Lease Year; provided, however, that with respect to Mod 11-1 (clean room), no Base Rent shall be payable until the earlier of (1) July 1, 2008 and (2) the date that Tenant first commences use of said Mod 11-1 (clean room) or utilizes said Mod 11-1 (clean room) in any manner other than operation of the equipment present in said Mod-11-1 (clean room) (Despatch 3 - GMR oven, Nordiko 9550 - DLC sputtering system, Nordiko 7406 - IBD/IBE system, and K&S - Dicing saw) on the Commencement Date(but utility costs for operating said equipment shall be payable commencing on the Commencement Date and Tenant shall be responsible for the costs of all repairs to such equipment). All Base Rent shall be payable in equal monthly installments.

I.           Tenant’s Proportionate Share:  Tenant’s Proportionate Share of the office space shall be a fraction, the numerator of which is 22,918 and the denominator of which is 40,713.  Tenant’s Proportionate Share of the lab and clean room space shall be a fraction, the numerator of which is 41,765 and the denominator of which is 102,995.

J.           Security Deposit:  None

K.          Landlord’s Notice Address:

Maxtor Realty Corporation
333 South Street
Shrewsbury, Massachusetts 01545
Attn: Gary LeBlanc

With a copy to:

William Sweeney, General Counsel
Maxtor Realty Corporation
2452 Clover Basin Drive
Longmont, Colorado 80503

Tenant’s Notice Address :
Advanced MicroSensors, Inc.
333 South Street
Shrewsbury, Massachusetts 01545
Attn: Tina M. Krasnecky

With a copy to:

Foley Hoag LLP
155 Seaport Boulevard
Boston, MA 02210
Attn: Real Estate Department

L.           Normal Business Hours:  the Building’s normal business hours are from 8 a.m. to 5 p.m. Monday through Friday, except recognized holidays.

M.         Parking Spaces:  During Normal Business Hours, Tenant shall be entitled to the nonexclusive use in common with Landlord and others of 226 spaces.

N.          Parking Fee:  subject to the provisions of Section 35, none.

O.          Permitted Use:  Office, lab and clean room.

P.           Tenant’s Representatives:  Tenant’s employees, agents, contractors, customers, students, licensees and invitees.

III.          Exhibits

The exhibits and riders listed below are incorporated in this Lease and are to be construed as part hereof:

A.           Plan showing the Premises

B.           Rules and Regulations

C.           Environmental Matters Agreement

D.          Terms and Condition Governing Use of Fitness Facility

E.           AMS Equipment List

           In witness whereof, Landlord and Tenant have executed or caused to be executed this Lease as of the date first written above.

TENANT:		LANDLORD:

ADVANCED MICROSENSORS, INC.		MAXTOR REALTY CORPORATION

By:	/s/	By:	/s/
Timothy C. Stucchi
Its President		Its Treasurer

By:	s/s
Tina M. Krasnecky
Its Treasurer

GENERAL TERMS, COVENANTS AND CONDITIONS

30.	Force Majeure	25

31.	Curing Tenant’s Defaults; Additional Rent	25

32.	Limitation of Landlord’s Liability	25

33.	Shoring	26

34.	Sign Control	26

35.	Parking	26

36.	Environmental Matters Agreement	26
37.	Miscellaneous	27

38.	Option to Renew	29
39	Confidentiality	30

GENERAL TERMS, COVENANTS AND CONDITIONS

1.    Commencement of Term

The Commencement Date shall be the date set forth in Section II.G. of the Basic Lease Provisions.

2.    Rent

(a)         Base Rent.  Tenant shall pay Base Rent in equal monthly installments in advance on the first day of each month of the Term.  If the Term shall commence on a day other than the first day of a month or end on a day other than the last day of a month, Base Rent for such partial month shall be prorated on a per diem basis.

Additional Rent.

(i)          Commencing on the Commencement Date, in addition to Base Rent, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of Operating Expenses for the Building relating to such portion of the Premises.  Operating Expenses and Tenant’s Proportionate Share of Operating Expenses will be calculated separately for the Office Space and the Lab/Clean Rooms in the Building. Notwithstanding the foregoing, no payments of Tenant’s Proportionate Share of Operating Expenses shall be payable with respect to Mod 11-1 (clean room) until the earlier of (1) July 1, 2008 and (2) the date that Tenant first operates the HVAC air handling equipment in Mod 11-1 (clean room) or utilizes said Mod 11-1 (clean room) in any manner other than operation of the equipment present in said Mod-11-1 (Despatch 3 - GMR oven, Nordiko 9550 - DLC sputtering system, Nordiko 7406 - IBD/IBE system, and K&S - Dicing saw) on the Commencement Date .

(ii)         As used in this Lease, the term “Operating Expenses” means: all reasonable costs of management, operation and maintenance of the Building and the proportionate share of the Project, including without limitation, real and personal property taxes and assessments (and any tax levied in whole or in part in lieu of or in addition to real property taxes); wages, salaries and compensation of employees; consulting, accounting, legal (except as limited by subsections (iii)(8) and (iii)(9) below), janitorial, maintenance, guard, and other services; management fees and costs (charged by Landlord, any affiliate of Landlord, or any other entity managing the Building and determined at a rate consistent with prevailing market rates for comparable services and buildings); reasonable reserves for Operating Expenses; that part of office rent or rental value of space in the Building used or furnished by Landlord to enhance, manage, operate, and maintain the Building (provided, that, the square footage of such space is included in the rentable square footage of the Building); power, water, waste disposal, and other utilities; materials and supplies; landscaping; maintenance and repairs and other common area maintenance costs; costs of insurance obtained with respect to the Building; and any other costs (including costs of capital items which could by treated as capital expenditures under generally accepted accounting principals, except as limited by subsection(iii)(11) below), charges, and expenses which would be regarded as management, maintenance, and operating expenses.

(iii)        The Operating Expenses will not include: (1) costs of alterations of space or other improvements made for tenants of the Building; (2) finders’ fees and real estate brokers’ commissions; (3) ground lease payments, mortgage principal or interest; (4) costs of excess or additional services provided to any tenant in the Building, including Tenant, which are directly billed to any such tenant, or which are not provided to Tenant; (5) the cost of repairs due to casualty or condemnation which are reimbursed by third parties; (6) any cost due to Landlord’s breach of this Lease; (7) any income, estate, inheritance, or other transfer tax and any excess profit, franchise, or similar taxes on Landlord’s business; (8) all costs, including legal fees, relating to activities for the solicitation and execution of leases of space in the Building; (9) any legal fees incurred by Landlord in enforcing its rights under other leases for premises in the Building; (10) those items payable by Tenant as set forth in Section 2(a)(vii) below; or (11) costs of capital expenditures which are not amortized over the useful life of such expenditures in accordance with generally accepted accounting principles, consistently applied.

(iv)        The Operating Expenses for each fiscal year of Landlord which vary with occupancy and which are attributable to any part of the Term in which less than 95% of the rentable area of the Building is occupied, will be adjusted by Landlord to the amount which Landlord reasonably believes that they would have been if 95% of the rentable area of the Building had been so occupied.

(v)         Estimated Payments.   During each fiscal year of Landlord or partial fiscal year of Landlord in the Term, in addition to Monthly Base Rent, Tenant will pay to Landlord on the first day of each month an amount equal to the product of Tenant’s Proportionate Share for each of the Office Space and the Lab/Clean Rooms of the Building multiplied by the “Estimated Operating Expenses” (defined below) for each such portion of the Building for such fiscal year or partial fiscal year of Landlord.  “Estimated Operating Expenses” for any fiscal year of Landlord shall mean Landlord’s reasonable estimate of Operating Expenses for the Office Space and the Lab/Clean Rooms of the Building for such fiscal year of Landlord and shall be subject to revision according to the further provisions of this Section.  During any partial fiscal year of Landlord during the Term, Estimated Operating Expenses will be estimated on a full-year bases.  During the last month of each of Landlord’s fiscal years during the Term, or as soon thereafter as practicable, Landlord will give Tenant written notice of Estimated Operating Expenses for each portion of the Building for the ensuing fiscal year of Landlord.  On or before the first day of each month during the ensuing fiscal year of Landlord(or each month of the Term, if a partial fiscal year of Landlord), Tenant will pay to Landlord the product of Tenant’s Proportionate Share of each of the Office Space and the Lab/Clean Rooms in the Building multiplied by the Estimated Operating Expenses for such portion of the Building for such fiscal year of Landlord; however, if such written notice is not given in the last month of Landlord’s fiscal year, Tenant will continue to make monthly payments on the basis of the prior year’s Estimated Operating Expenses until the month after such written notice is given, at which time Tenant will commence making monthly payments based upon the revised Estimated Operating Expenses.  In the month Tenant first makes a payment based upon the revised Estimated Operating Expenses, Tenant will pay to Landlord any increase in the amount payable based upon the revised Estimated Operating Expenses over the amount payable based upon the prior year’s Estimated Operating Expenses, for each month which has elapsed since the last month of Landlord’s fiscal year.  If at any time or times it reasonably appears to Landlord that the actual Operating Expenses for any fiscal year of Landlord will vary from the Estimated Operating Expenses for such fiscal year of Landlord, Landlord may, by written notice to Tenant, revise the Estimated Operating Expenses for such fiscal year of Landlord, and subsequent payments by Tenant in such fiscal year of Landlord will be based upon such revised Estimated Operating Expenses.  Within a reasonable period of time (not to exceed 120 days) following the end of each fiscal year of Landlord during the Term hereof, Landlord shall submit to Tenant a statement showing actual Operating Expenses for each of the Office Space and the Lab/Clean Rooms portions of the Building incurred by Landlord during the preceding fiscal year and a calculation based thereon.  In the event that actual Tenant’s Proportionate Share of Operating Expenses exceed the payments made by Tenant on account of Tenant’s Proportionate Share of Operating Expenses for such year, Tenant shall pay such difference to Landlord, as Additional Rent hereunder, such amount to be paid within thirty (30) days after the date of receipt of the statement of actual Operating Expenses.  If the actual Tenant’s Proportionate Share of Operating Expenses are less than the payments made by Tenant on account of Tenant’s Proportionate Share of Operating Expenses for such year, an amount equal to such difference shall by credited to Tenant against the monthly installments of Rent next thereafter coming due (or promptly refund the difference if the Term has ended and Tenant has no further obligation to Landlord).  Tenant shall have the right, at its expense, exercisable upon reasonable prior written notice to Landlord, to inspect at Landlord’s office, during normal business hours, Landlord’s books and records as they relate to Landlord’s determination of Operating Expenses.  Such inspection must be within ninety (90) days of Tenant’s receipt of Landlord’s annual statement for same, and shall be limited to verification of the charges contained in such statement.  Tenant may not withhold payment of such bill pending completion of such inspection.  The provisions of this section shall survive termination or expiration of this Lease and Landlord and Tenant shall make adjustment for any such expenses as soon as reasonably practical after expiration or termination of this Lease.  The parties acknowledge that Landlord’s fiscal year currently ends December 31, and is subject to change.

(vi)        Subject to the provisions of subsection (v) above, Tenant’s Proportionate Share of Operating Expenses for the Office Space for calendar year 2006 shall be $4.81 per rentable square foot and Tenant’s Proportionate Share of Operating Expenses for the Lab/Clean Rooms space for the calendar year 2006 shall be $8.80 per rentable square foot.

(vii)       In addition to Tenant’s Proportionate Share of Operating Expenses (and to the extent not already included in Operating Expenses), Tenant shall pay for the cost of its usage of lab and clean room utilities (water, gas, and electricity), copier, mail and postage services, coffee services, custodial service for the clean rooms and labs, Tenant-initiated work orders (with a 10% surcharge on all labor and materials for Landlord’s overhead (a “10% Surcharge”)), DI ultra pure water wages and chemicals, data and voice services, and any other Tenant generated expenses not covered in Operating expenses. All such costs shall be paid within fifteen (15) days after Landlord’s submission of an invoice for payment.

(b)         Place of Payment.  All costs and expenses which Tenant assumes or agrees to pay and any other sum payable by Tenant pursuant to this Lease, other than Base Rent, shall be deemed additional rent (together with Base Rent sometimes referred to as the “Rent”).  The Rent shall be paid in lawful money of the United States of America to the Building Manager or to such other person or at such other place as Landlord may from time to time designate in writing, without any prior notice or demand therefor and without deduction or offset.

3.    Late Payments

If any part of the Rent is not paid within 10 days after it is due, Tenant shall pay Landlord the greater of:  (a) a late charge of five percent of the amount due; or (b) interest at 12% per annum or the highest rate permitted by law, whichever is less, on the amount due from its due date until paid.

4.    Use of the Premises

(a)         Tenant shall use the Premises only for the Permitted Use and all other uses or purposes are strictly prohibited.  Tenant shall not at any time use or occupy, or suffer or permit anyone to use or occupy, the Premises or do or permit anything to be done in the Premises which:  (a) causes or is liable to cause injury to persons, to the Building or its equipment, facilities or systems; (b) impairs or tends to impair the character, reputation or appearance of the Building; (c) impairs or tends to impair the proper and economic maintenance, operation and repair of the Building or its equipment, facilities or systems; (d) annoys or inconveniences or tends to annoy or inconvenience other tenants or occupants of the Building; or (e) would cause Landlord, Tenant, or any other tenant of the Building to be in violation of any of their respective environmental or other regulatory permits.

(b)         Landlord and Tenant acknowledge that Tenant has leased a Bulk Nitrogen Storage System from BOC Gases which is installed on the Project, and that Tenant is responsible for all lease obligations to BOC Gases with respect to the Bulk Nitrogen Storage System. Tenant shall remove the leased Bulk Nitrogen Storage System prior to the end of the Lease term, repair any damage to the Premises and restore the Premises to their condition prior to the installation of such Bulk Nitrogen Storage System. Tenant shall be liable to BOC Gases for any early lease termination fee or other charges which may be payable and will indemnify Landlord and hold Landlord harmless from and against any such fee or charges claimed by BOC Gases. Landlord agrees that the leased Bulk Nitrogen Storage System is for Tenant’s exclusive use, except that Landlord or other tenants or occupants of the Building may use the system with the written consent of Tenant, which consent will not be unreasonably withheld or delayed. In the event of such use by others such user(s) will reimburse Tenant for the cost of nitrogen used and for a proportionate share (based upon usage) of the lease charges for the system.

5.    Services.  Landlord shall provide the following services as part of Operating Expenses (unless otherwise noted) to enable continuous (24 hours per day, 365 days per year) operation of the Premises:

(a)         Climate Control:  Landlord shall provide climate control to the Premises as required in Landlord’s reasonable judgment for the comfortable use and occupation of the Premises.  The performance by Landlord of its obligations under this Section 5(a) is subject to Tenant’s compliance with the conditions of occupancy and connected electrical load established by Landlord.  Use of the Premises or any part thereof in a manner exceeding the heating, ventilating or air conditioning design conditions (including occupancy and connected electrical load), including rearrangement of partitioning which interferes with normal operation of the heating, ventilating or air conditioning in the Premises, or the use of computer or data processing machines or other machines or equipment, may require changes in the heating, ventilating, air conditioning or plumbing systems or controls servicing the Premises or portions thereof, in order to provide comfortable occupancy.  Any such required change shall be made by Landlord at Tenant’s expense as alterations in accordance with the provisions of Section 8, but only to the extent permitted and upon the conditions set forth in that Section.

(b)         Elevator Service.  Landlord shall furnish elevator service reasonably consistent with the Permitted Use to be used by Tenant in common with others.  Landlord may designate a specific elevator for use as a service elevator.

(c)         Janitorial Services:  Landlord shall provide on five (5) business days per week custodial, cleaning and trash removal services for the Common Areas and the office portions of the Premises consistent with other areas of the Project.  Tenant shall be responsible for cleaning the Lab/Clean Rooms within the Premises; provided, however, at Tenant’s election, Landlord may, in Landlord’s sole discretion, provide custodial, cleaning and trash removal services for the Lab/Clean Rooms within the Premises.  If Tenant elects to have Landlord clean the Lab/Clean Rooms within the Premises and Landlord so agrees to perform such cleaning, Tenant shall reimburse Landlord within 15 days after receipt of an invoice the costs incurred by Landlord for such additional cleaning services (currently approximately $15.00 per hour).  Tenant shall be allowed to use the on site dumpster for disposal of trash collected from the Premises; provided, however, that no dangerous, flammable or corrosive materials or other Hazardous Materials of any kind may be deposited in such dumpster.

(d)         Water, Natural Gas and Electricity:  (i) Landlord shall provide domestic water (including sewer) and natural gas in reasonable quantities to the Premises and cause electric service equivalent to the Watt Load to be supplied for lighting and operation of the Premises, including Tenant’s general office machines, computers and laboratory equipment.  (ii) Tenant’s use of electric energy in the Premises shall not at any time exceed the capacity of any of the risers, piping, electrical conductors and other equipment in or serving the Premises.  In order to insure that such capacity is not exceeded and to avert any possible adverse effect upon the Building’s electric system, Tenant shall not, without Landlord’s prior written consent in each instance, and except for Tenant’s laboratory equipment existing on the date hereof (and any replacements thereto with similar energy requirements) connect appliances or heavy duty equipment, other than ordinary office equipment, to the Building’s electric system or make any alteration or addition to the Building’s electric system.  Should Landlord grant such consent, all additional risers, piping and electrical conductors or other equipment therefor shall be provided by Landlord and the cost thereof shall be paid by Tenant within 15 days of Landlord’s demand therefor.

(e)         DI Water System.  Landlord shall make available to Tenant, and shall be responsible for the operation, maintenance and repair of, the DI water system (including DI water service).  Tenant shall reimburse Landlord within 15 days after receipt of an invoice for its proportionate share of Landlord’s costs in connection with the operation and usage of the DI water system, including but not limited to operation, maintenance, repair, chemicals and water.  Notwithstanding the foregoing, if,  under generally accepted accounting principles, consistently applied, any repair cannot be expensed in the year when made, Landlord shall amortize the cost of such repair over its useful life and Tenant’s reimbursement obligations  in any given year shall not exceed its proportionate share of the amount which Landlord is permitted to amortize.

(f)          Wastewater Treatment System.  As more particularly set forth in Exhibit C attached hereto, Landlord shall be responsible for the operation and maintenance of the industrial wastewater treatment system serving the Premises in common with other portions of the Project. Tenant shall reimburse Landlord within 15 days after receipt of an invoice for its proportionate share of Landlord’s costs in connection with the operation and usage of the industrial wastewater treatment system , including but not limited to operation, maintenance, repair, chemicals and water.  Notwithstanding the foregoing, if,  under generally accepted accounting principles, consistently applied, any repair cannot be expensed in the year when made, Landlord shall amortize the cost of such repair over its useful life and Tenant’s reimbursement obligations  in any given year shall not exceed its proportionate share of the amount which Landlord is permitted to amortize.

(g)         Uninterrupted Power Source.  Landlord shall be responsible for the operation, maintenance and repair of the UPS  system serving Mods 7 and 10.    Tenant shall reimburse Landlord within 15 days after receipt of an invoice for Landlord’s third-party costs in connection with UPS system.  Notwithstanding the foregoing, if,  under generally accepted accounting principles, consistently applied, any repair cannot be expensed in the year when made, Landlord shall amortize the cost of such repair over its useful life and Tenant’s reimbursement obligations in any given year shall not exceed the amount which Landlord is permitted to amortize.

(h)         Access and Security:  Tenant shall have access to the Premises 24 hours per day, seven days per week, subject to Landlord’s reasonable security requirements.  Landlord shall furnish security for the Project 24 hours per day, seven days per week, in such manner as Landlord shall determine in its reasonable discretion.  Notwithstanding anything contained herein to the contrary, Landlord shall not be liable to Tenant, Tenant’s employees, invitees, contractors or guests for losses due to theft or burglary, or for damages done by unauthorized persons in the Building or the Project.

(i)          Landscaping and Snow Removal.  Landlord shall maintain and repair the grounds (including landscaping), parking areas, driveways, sidewalks and shall be responsible for snow and ice removal. Landlord’s costs for the foregoing shall be included in Operating Expenses.

(j)          Other Building Services.  Landlord shall be responsible for the daily operation and maintenance of equipment and Building Systems (as defined in Section 7(a)) serving the Premises sufficient to enable continuous (24 hours per day, 365 days per year) operations of the Premises, including the following building equipment and systems: electrical, process cooling water, process vacuum and house vacuum, emergency generators, lighting, plumbing, sanitary and storm sewers, irrigation, fire detection, fire suppression, mechanical, chillers, boilers, compressed air, kitchen equipment, and dock levelers.  Subject to Tenant’s reimbursement obligations under Section 2(a)(vii) above, Landlord shall provide photocopying, mailroom and fax services to the Project.

(k)         Landlord does not warrant that any of the services referred to above, or any other services which Landlord may supply, will be free from interruption, and Tenant acknowledges that any one or more such services may be suspended by reason of accident, repairs, inspections, alterations or improvements necessary to be made, or by strikes or lockouts, or by reason of operation of law, or causes beyond the reasonable control of Landlord.  Any interruption or discontinuance of service shall not be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, nor render Landlord liable to Tenant for damages by abatement of the Rent or otherwise, nor relieve Tenant from performance of Tenant’s obligations under this Lease.  Although Landlord shall not be liable for any interruption or suspension of any of the services referred to above under any circumstance, Landlord shall exercise reasonable diligence to restore any service so interrupted or suspended as soon as practicable. Notwithstanding anything in this Lease to the contrary, in the event an interruption of an essential Building service (e.g., electricity, HVAC, water, sewer or required Landlord substantive repairs) not caused by Tenant or its agents, employees or contractors, or by Force Majeure or laws passed or executive orders issued, but rather within the direct control of Landlord, results in Tenant being unreasonably prevented from conducting business on a normal basis in a substantial portion of the Premises for a period in excess of five consecutive business days, then Tenant shall be entitled to a ratable abatement of Rent for each full day of such interruption until such interruption is substantially cured.

6.    Construction

Landlord is performing no improvements to the Premises, and the Premises are being delivered strictly in their condition “as is” and Tenant acknowledges that it has inspected the same and found them satisfactory.  Tenant’s taking possession of the Premises shall be conclusive evidence that the Premises were in good order, condition and repair when Tenant took possession.  No promise of Landlord to alter, remodel, repair or improve the Premises or the Building and no representation, either expressed or implied, respecting any matter or thing relating to the Building or this Lease (including the condition of the Premises or the Building) have been made by Landlord to Tenant, other than as may be contained herein or in a separate exhibit signed by Landlord and Tenant.

7.    Repairs and Maintenance

(a)         Tenant shall keep the Premises, including the Leasehold Improvements (as defined in Section 9(a)), Tenant’s Property (as defined in Section 9(b)), the lighting, walls ceilings, and floors of the Premises, the property identified as Tenant’s repair obligation on Exhibit E, and any other equipment which use is dedicated to the Premises, neat, clean and in good order and condition, reasonable wear and tear excepted.  Tenant shall give Landlord prompt notice of any damage to or defective condition, of which it becomes aware or reasonably should become aware, in any part or appurtenance of the Premises, the Leasehold Improvements, Tenant’s Property, or the Building including mechanical, electrical, plumbing, heating, ventilating, air conditioning and other equipment, facilities and systems located within or serving the Building (hereinafter the “Building Systems”).  Tenant shall be responsible for all repairs, replacements and alterations in and to the Premises, the Leasehold Improvements, Tenant’s Property, the lighting, walls ceilings, and floors of the Premises, the property identified as Tenant’s repair obligation on Exhibit E, and any other equipment which use is dedicated to the Premises and for all repairs, replacements and alterations in and to the Building and the Building Systems, the need for which arises out of :  (i) Tenant’s use or occupancy of the Premises, reasonable wear and tear excepted; (ii) the installation or use of Tenant’s Property in the Premises; (iii) the moving of Tenant’s Property into or out of the Building; or (iv) any other act or omission of Tenant or Tenant’s Representatives; provided, however, that such repairs, replacements or alterations (other than to Tenant’s Property) shall be made by Landlord and Tenant shall pay Landlord within 10 days of demand the cost therefor plus a 10% Surcharge.  Landlord may, before commencing any such work or at any time thereafter, require Tenant to furnish to Landlord such security in form (including a bond issued by a surety satisfactory to Landlord) and amount as Landlord shall deem reasonably necessary.

(b)         Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry.

(c)         Tenant shall not install business machines or mechanical equipment which cause unreasonable levels of noise or vibration that may be transmitted to the structure of the Building or that otherwise violate any provision of this Lease.

(d)         Landlord (except as provided in Section 7(a)) shall, at Landlord’s expense, repair, replace and maintain the external and structural parts of the Building and the Building Systems and the Common Areas, and shall perform such repairs, replacements and maintenance with reasonable dispatch, in a good and workmanlike manner.  In addition, but notwithstanding anything in this Lease to the contrary, Landlord shall be responsible (subject to either Tenant's reimbursement obligations or Landlord's right to include the cost in Operating Expenses), for the maintenance, repair, replacement and alteration of the property identified as Landlord's repair obligation on Exhibit E attached hereto.

(e)         Except as provided herein, Landlord shall have no liability to Tenant nor shall Tenant’s covenants and obligations under this Lease be reduced or abated in any manner whatsoever by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord’s making any repairs or changes which Landlord is required or permitted by this Lease or by any other tenant’s lease or required by law to make in or to any portion of the Premises, the Project, the Building or the Building Systems.  Landlord shall nevertheless use its best efforts to minimize any interference with Tenant’s business in the Premises.

8.    Alterations

(a)         Tenant shall not make any alteration in or to the Premises without the prior written consent of Landlord which consent shall not be unreasonably withheld, conditioned or delayed.  If alterations requested by Tenant are made by Landlord, Tenant shall pay Landlord within 15 days of demand the cost therefor plus a 10% Surcharge.  If Landlord gives its consent to the making of alterations by Tenant, all such work shall be done in accordance with such requirements and upon such conditions as Landlord, in its sole discretion, may impose.  Any review or approval by Landlord of any plans or specifications with respect to any alteration is solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant with respect to the adequacy, correctness or efficiency thereof or otherwise.  Notwithstanding anything to the contrary contained herein, Landlord’s consent shall not be required for alterations requested by Tenant that do not exceed $10,000.00 to complete and that do not materially affect the Building’s equipment, facilities, systems or structural components and that are not visible from the Common Areas or the exterior of the Building, provided Tenant delivers Landlord reasonable prior notice of such work and provided further that all such work shall otherwise be done in accordance with this Section and upon such conditions as Landlord may reasonably determine.

(b)         Tenant shall defend, indemnify and save harmless Landlord from and against any and all mechanics’ and other liens and encumbrances filed by any person claiming through or under Tenant, including security interests in any materials, fixtures, equipment or any other improvements or appurtenances installed in and constituting part of the Premises and against all costs, expenses and liabilities (including reasonable attorneys’ fees) incurred in connection with any such lien or encumbrance or any action or proceeding brought thereon.  Tenant at its expense shall procure the satisfaction or discharge of record of all such liens and encumbrances within 20 days after the filing thereof.

9.    Tenant’s Property and Leasehold Improvements

(a)         All fixtures, equipment, improvements and appurtenances attached to or built into the Premises (excluding Tenant’s Property), whether or not by or at the expense of Tenant, any carpeting or other personal property in the Premises on the Commencement Date installed by Landlord, and the existing furniture (except that furniture purchased by Tenant) in the office portion of the Premises, telephone systems and base data infrastructure (collectively hereinafter “Leasehold Improvements”):  (i) shall be and remain a part of the Premises; (ii) shall be deemed the property of Landlord; and (iii) shall not be removed by Tenant without Landlord’s consent.

(b)         All movable partitions, other business and trade fixtures, furnishings, furniture, machinery and equipment, communications equipment, and other personal property located in the Premises and purchased by or to be purchased by Tenant, without expense to Landlord, which can be removed without material damage to the Building (collectively sometimes hereinafter called “Tenant’s Property”), shall be and shall remain the property of Tenant and, except as otherwise prohibited by this Lease, may be removed by it at any time during the Term; provided that, if any of Tenant’s Property is removed, Tenant shall pay the cost of repairing any damage to the Premises or to the Building resulting from such removal in accordance with Section 7(a).

10.  Rules and Regulations

Tenant shall comply with (and cause Tenant’s Representatives to comply with) the rules and regulations attached hereto as Exhibit C and with such reasonable modifications thereof and additions thereto as Landlord may from time to time make and publish to Tenant; provided, however, in no event shall such rules or regulations contradict or abrogate any right or privilege herein expressly granted to Tenant in this Lease.  Landlord shall not be responsible for the violation by anyone of any of said rules and regulations.  Although Landlord shall not be responsible for the violation by anyone of any of the Rules, Landlord shall use reasonable efforts to enforce the Rules in a non-discriminatory manner.

11.  Certain Rights Reserved to the Landlord

Landlord reserves the following rights, exercisable without liability to Tenant for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession or giving rise to any claim:

(a)         To name the Building and to change the name or street address of the Building;

(b)        To install and maintain all signs on the exterior and interior of the Building;

(c)         To designate all sources furnishing sign painting and lettering;

(d)         During the last 90 days of the Term, if Tenant has vacated the Premises, to decorate, remodel, repair, alter or otherwise prepare the Premises for re-occupancy, without affecting Tenant’s obligation to pay Rent for the Premises;

(e)         To have pass keys to the Premises and all doors therein, excluding Tenant’s vaults and safes and any other areas that Tenant has identified to Landlord as having confidential or proprietary information of Tenant’s or any of its vendors or business partners and thereafter approved by Landlord;

(f)          On reasonable prior notice to Tenant, to exhibit the Premises to any prospective purchaser, mortgagee, or assignee of any mortgage on the Building or Land and to others having an interest therein at any time during the Term, and to prospective tenants during the last six months of the Term;

(g)         Upon reasonable prior notice to Tenant (except in the case of emergency), to take any and all measures, including entering the Premises for the purpose of making inspections, repairs, alterations, additions, and improvements to the Premises or to the Building (including for the purpose of checking, calibrating, adjusting and balancing controls and other parts of the Building Systems), as may be necessary or desirable for the operation, improvement, safety, protection or preservation of the Premises or the Building, or in order to comply with all laws, orders and requirements of governmental or other authority, or as may otherwise be permitted or required by this Lease; provided, however, that Landlord shall use practicable efforts (except in an emergency) to minimize interference with Tenant’s business in the Premises.  Notwithstanding the foregoing, Landlord shall under no circumstance have any liability for disrupting Tenant’s business if Landlord or its agents enter the Premises as provided herein, nor shall such access by Landlord or its agents be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, nor shall such access by Landlord or its agents relieve Tenant from performance of Tenant’s obligations under this Lease;

(h)         To relocate various facilities within the Project, the Building or the Land if Landlord shall determine such relocation to be in the best interest of the development of the Project, provided that such relocation shall not reduce the usable area of the Premises, or materially restrict access to the Premises, or  access to any other portion of the Project to extent Tenant is permitted use of and access to such areas pursuant to this Lease; and

(i)          To install vending machines of all kinds in the Premises and the Building and to receive all of the revenue derived therefrom; provided, however, that no vending machines shall be installed by Landlord in the Premises unless Tenant so requests.

12.  Assignment and Subletting

(a)         (i)           Tenant shall not assign, mortgage or encumber this Lease, nor sublet, suffer or permit the Premises or any part thereof to be used by others, without the prior written consent of  Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed.  If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant without Landlord’s prior written consent, Landlord may collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance of its covenants herein contained.  The consent by Landlord to an assignment or subletting shall not be construed to relieve Tenant from obtaining Landlord’s written consent to any further assignment or subletting.

(ii)        For the purposes of this Lease, an “assignment” prohibited by this Section shall be deemed to include the following: (i) if Tenant is a partnership, a withdrawal or change (voluntary, involuntary, by operation of law or otherwise) of any of the partners thereof, or the dissolution of the partnership; (ii) if Tenant consists of more than one person, a purported assignment, transfer, mortgage or encumbrance (voluntary, involuntary, by operation of law or otherwise) from one thereof unto the other or others thereof; (iii) if Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or any change in the ownership (voluntary, involuntary, by operation of law, creation of new stock or otherwise) of 50% or more of its capital stock from the ownership existing on the date of execution hereof; or (iv) if Tenant is any other entity, including a limited liability company, any dissolution or any change in ownership (voluntary, involuntary, by operation of law or otherwise) of 50% or more in the aggregate of an interest in Tenant by any party or parties in interest on the date of execution hereof; or (v) the sale of 50% or more of the value of the assets of Tenant.

Notwithstanding the foregoing, without Landlord’s consent but upon 10 days’ notice to Landlord, this Lease may be assigned, or the Premises may be sublet (in whole or in part), to any entity which is a parent, subsidiary or affiliate of Tenant,  or to an entity which succeeds to Tenant by reason of merger, reorganization, consolidation or acquisition (whether of Tenant’s equity or assets), provided, however, in the case of an assignment or a sublease of all or substantially all of the Premises, that the financial net worth of the proposed assignee or sublessee (assets less liabilities) is equal to or greater than the net worth of Tenant immediately prior to such assignment or subletting or the net worth of Tenant at the time of execution of this Lease (whichever is greater).  For the purposes of this Section a “parent” shall mean an entity which owns not less than 100% of the outstanding stock of Tenant, a “subsidiary” shall mean any entity not less than 100% of whose outstanding stock shall be owned by Tenant, and an “affiliate” shall mean any entity not less than 100% of whose outstanding stock shall be owned by Tenant’s parent.

 (iv)       Notwithstanding the foregoing, without Landlord’s consent but upon 10 days’ written notice to Landlord, Tenant shall be entitled to permit a third-party customer, development partner or contractor of Tenant to use or occupy the Lab/Clean Rooms within the Premises to conduct the same or substantially similar operations theretofore being conducted in the Lab/Clean Rooms by Tenant.

(b)         No less than 30 days prior to the effective date of a proposed assignment or sublease (other than one made pursuant to Subsection 12(a)(iii) or (iv)), Tenant shall offer to reconvey to Landlord, as of the effective date, that portion of the Premises which Tenant is seeking to assign or sublet, which offer shall contain an undertaking by Tenant to accept, as full and adequate consideration for the reconveyance, Landlord’s release of Tenant from all future Rent and other obligations under this Lease with respect to the Premises or the portion thereof so reconveyed.  Landlord, in its absolute discretion, shall accept or reject the offered reconveyance within 30 days of the offer and if Landlord accepts, the reconveyance shall be evidenced by an agreement acceptable to Landlord in form and substance.  If Landlord fails to accept or reject the offer within the 30-day period, Landlord shall be deemed to have rejected the offer.

(c)         If Landlord rejects or is deemed to have rejected Tenant’s offer of reconveyance and if Landlord gives its consent to any assignment of this Lease or to any sublease, Tenant shall, in consideration therefor, pay to Landlord, as additional rent:

(i)         in the case of an assignment, an amount equal to all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment (excluding any sums paid for the sale, rental or use of Tenant’s Property), less the reasonable third-party costs actually paid by Tenant in connection with such assignment (including, without limitation, brokerage commissions, legal fees, review fees and construction costs); and

(ii)        in the case of a sublease, any rents, additional charges or other consideration payable under the sublease to Tenant by the subtenant (excluding any sums paid for the sale, rental or use of Tenant’s Property) which are in excess of the Rent during the term of the sublease in respect of the subleased space, less the reasonable third-party costs actually paid by Tenant in connection with such subletting (including, without limitation, brokerage commissions, legal fees, review fees and construction costs).

The sums payable hereunder shall be paid to Landlord as and when payable by the assignee or subtenant to Tenant.

(d)         Tenant shall reimburse Landlord on demand for any reasonable costs that Landlord may incur in connection with said assignment or sublease, including the reasonable costs of investigating the acceptability of the proposed assignee or subtenant, and reasonable legal costs incurred in connection with the granting of any requested consent.  Tenant shall, upon requesting Landlord’s consent to any such assignment or sublease, provide Landlord with a copy of the proposed assignment or sublease. Tenant shall provide Landlord with a copy of any executed assignment or sublease.

(e)         No assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee), and Tenant shall not be released from performing any of the terms, covenants and conditions of this Lease.

(f)          The rights afforded to Tenant in Section 38 shall not extend or be assignable to any sublessee of the Premises or any assignee of this Lease, other than a party described in Section 12(a)(iii) and (iv) herein.

(g)         Notwithstanding the provisions of this Section 12, Tenant may, with Landlord’s prior written consent, sublet space in Mod-11 to Boston MicroSystems, Inc. Any such written consent may be conditioned upon such reasonable terms and conditions as Landlord may impose.

13.  Holding Over

If Tenant retains possession of the Premises or any part thereof after the Termination Date, Tenant’s occupancy of the Premises shall be as a tenant at will, terminable at any time by Landlord, and commencing after the Termination Date, Tenant shall pay Landlord rent for such time as Tenant remains in possession at the rate of 200% of the total amount of the Base Rent and Additional Rent payable hereunder for the month immediately preceding the Termination Date, and, in addition thereto, shall pay Landlord for all damages sustained by reason of Tenant's retention of possession.  The provisions of this Section do not exclude Landlord's rights of re-entry or any other right hereunder.

14.  Surrender of the Premises

(a)         Tenant, on the Termination Date, shall peaceably surrender the Premises, including the Leasehold Improvements, in broom-clean condition, free of all hazardous waste and chemical residue, and otherwise in as good condition as when Tenant took possession, except for:  (i) reasonable wear and tear subsequent to the last repair, replacement, restoration, alteration or renewal required by this Lease; (ii) loss by fire or other casualty; and (iii) loss by condemnation.  Tenant shall, on Landlord’s request, remove Tenant’s Property on or before the Termination Date and pay the cost of repairing all damage to the Premises or the Building caused by such removal in accordance with Section 7(a).

(b)         If Tenant abandons or surrenders the Premises, or is dispossessed by process of law, or otherwise, any of Tenant’s Property (except money, securities and other like valuables) left on the Premises shall be deemed abandoned; and, at Landlord’s option, title shall pass to Landlord under this Lease as by a bill of sale, or, if Landlord elects to remove all or any part of such Tenant’s Property, the cost of such removal, including repairing any damage to the Premises or Building caused by such removal, shall be paid by Tenant within 10 days of Landlord’s demand therefor; this obligation shall survive the termination of this Lease.  On the Termination Date Tenant shall surrender all keys to the Premises.

15.  Destruction or Damage

(a)         If the Building or the Premises are damaged or destroyed by fire or other casualty, within 60 days thereafter Landlord shall give Tenant an estimate of the expected time to restore the damage, and if this Lease is not terminated as provided in clause (c) below, Landlord shall repair the damage and restore and rebuild the Building and the Premises (including any Leasehold Improvements not made by Tenant), as the case may be, at its expense, with reasonable dispatch after notice to it of the damage or destruction; provided, however, that Landlord shall not be required to repair or replace any of Tenant’s Property or any alteration or Leasehold Improvements made by Tenant.

(b)         If the Premises are partially damaged or destroyed by fire or other casualty, the Rent shall equitably abate, to the extent that the Premises are rendered untenantable, for the period from the date of such damage or destruction to the date the damage is repaired or restored.

(c)         If the Building or the Premises are substantially damaged or destroyed by fire or other casualty, either party may terminate this Lease by notice to the other within 90 days after the date of the casualty, and this Lease shall terminate upon the 30th day after such notice by which date Tenant shall vacate and surrender the Premises to Landlord.  The Rent shall be prorated to the date of the casualty.  The Premises and the Building (whether or not the Premises are damaged) shall be deemed substantially damaged or destroyed if  restoration is not possible in accordance with Landlord’s reasonable estimate within 180 days following the date the damage occurred. Landlord may terminate this Lease by notice to Tenant within 90 days after the date of the casualty if Landlord is required to expend for repairs more than 20% of the replacement value thereof immediately prior to the casualty.

(d)         Tenant may not terminate this Lease or repair the Premises at Landlord’s expense as a result of a casualty, and no damages, compensation or claim shall be payable by Landlord for any casualty or any inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Building pursuant to this Section.  Landlord shall use its best efforts to make such repair or restoration promptly and in such manner as will not unreasonably interfere with Tenant’s use and occupancy of the Premises, but Landlord shall not be required to do such repair or restoration work except during normal business hours.

16.  Eminent Domain

(a)         If the whole of the Building or the Project are lawfully taken by condemnation or any other manner for any public or quasi-public purpose, this Lease shall terminate as of the date of vesting of title in such condemning authority (which date is hereinafter also referred to as the “date of taking”), and the Rent shall be prorated to such date.  If any part of the Building or the Project are so taken, this Lease shall be unaffected by such taking, except that (i) Landlord may terminate this Lease by notice to Tenant within 90 days after the date of taking, and (ii) if 20% or more of the Premises or the parking facilities or any other Common Areas serving the Premises shall be taken and the remaining areas shall not be reasonably sufficient for Tenant to continue operation of its business, Tenant may terminate this Lease by notice to Landlord within 90 days after the date of taking.  This Lease shall terminate on the 30th day after such notice by which date Tenant shall vacate and surrender the Premises to Landlord.  The Rent shall be prorated to the earlier of the Termination Date or such date as Tenant is required to vacate the Premises by reason of the taking.  If this Lease continues in force upon such partial taking, the Rent and Tenant’s Proportionate Share shall be equitably adjusted according to the rentable area of the Premises and Building remaining.

(b)         In the event of any taking, all of the proceeds of any award, judgment or settlement payable by the condemning authority shall be and remain the sole and exclusive property of Landlord, and Tenant hereby assigns all of its right, title and interest in and to any such award, judgment or settlement to Landlord.  Tenant, however, shall have the right, to the extent that the same shall not reduce or prejudice Landlord’s award, to claim from the condemning authority, but not from Landlord, such compensation as may be recoverable by Tenant in its own right for moving expenses and damage to Tenant’s Property.

17.  Indemnification

(a)         Tenant shall indemnify Landlord and save it harmless from all claims, suits, actions, damages, liabilities and expenses in connection with loss of life, bodily or personal injury or property damage occurring on or arising from or out of the use or occupancy of the Premises or any part thereof, or occasioned wholly or in part by any act or omission of Tenant or Tenant’s Representatives, whether occurring in or about the Premises or in Common Areas or elsewhere within the Building or on the Land.  The foregoing indemnification shall not apply to injury, loss or damage proximately caused by the negligence of Landlord or its agents, contractors or employees, unless such injury, loss or damage is covered by insurance Tenant is required to provide or does provide.  This obligation to indemnify includes reasonable attorneys’ fees and investigation costs and all other reasonable costs, expenses and liabilities from the first notice that any claim or demand is or may be made.  Tenant shall in no event be liable to Landlord for indirect or consequential damages.

Landlord shall not be responsible or liable to Tenant or to those claiming by, through or under Tenant for any injury, loss or damage that may be occasioned by or through the acts or omissions of persons occupying other premises in the Building.  Unless proximately caused by the negligence of Landlord, its agents, contractors or employees, Landlord shall not be responsible or liable to Tenant for any defect or failure, latent or otherwise, in (or any act or omission in the construction of) the Building, the Premises or any of the Building Systems, nor shall it be responsible or liable for any injury, loss or damage to any person or property of Tenant or any other person caused by or resulting from bursting, breakage, leakage, steam, snow or ice, running, backing up, seepage, or the overflow of water or sewerage in any part of the Building or for any injury, loss or damage caused by or resulting from acts of God or the elements.  Landlord shall in no event be liable to Tenant for indirect or consequential damages.  Tenant shall give prompt notice to Landlord in case of fire, casualty, defect or accident in the Premises or in the Building or of defects therein or in any Building Systems.

(b)         Landlord shall defend, indemnify and hold Tenant harmless from and against all claims, causes of action, liabilities, losses, costs and expenses arising from or in connection with any injury or other damage to any person or property resulting from the negligence or willful misconduct of Landlord.

(c)         In case any action or proceeding is brought against Landlord to which the indemnification set forth in Section 17(a) shall be applicable, Tenant shall pay all costs, attorneys’ fees, expenses and liabilities resulting therefrom and shall defend such action or proceeding if Landlord shall so request, at Tenant’s expense, by counsel reasonably satisfactory to Landlord. In case any action or proceeding is brought against Tenant to which the indemnification set forth in Section 17(c) shall be applicable, Landlord shall pay all costs, attorneys’ fees, expenses and liabilities resulting therefrom and shall defend such action or proceeding if Tenant shall so request, at Landlord’s expense, by counsel reasonably satisfactory to Tenant.

18.  Tenant’s Insurance

(a)         Tenant shall maintain at its own cost and expense (i) insurance against fire and such other perils as may be included in the then-current Insurance Services Office fire and special extended coverage insurance form on the Leasehold Improvements installed by Tenant and Tenant’s Property in an amount adequate to cover their replacement cost; and (ii) comprehensive general liability insurance on an occurrence basis with limits of liability in an amount not less than $5,000,000 combined single limit for each occurrence with respect to loss of life, bodily or personal injury and damage to property by water or otherwise.  All such insurance shall be issued by insurers approved by Landlord (which approval shall not be unreasonably withheld) and authorized to do business in the Commonwealth of Massachusetts, shall name Landlord as an additional insured, shall provide for a deductible not greater than $25,000.00 from any loss payable and shall contain a provision whereby each insurer agrees not to cancel such insurance without 30 days’ prior written notice to Landlord. All such insurance shall also contain appropriate endorsements denying Tenant’s insurers the right of subrogation against Landlord and waivers by all such insurers of all rights of recovery against Landlord in connection with any loss or damage by peril included within such insurance coverage, and Landlord shall not be liable to Tenant for loss or damage resulting from such included peril, and Tenant releases Landlord from any and all claims with respect to any such loss to the extent of the insurance proceeds paid with respect thereto.  On or before the Commencement Date Tenant shall furnish Landlord with a certificate evidencing the aforesaid insurance coverage, and renewal certificates shall be furnished to Landlord at least 30 days prior to the expiration date of such insurance.

(b)         Throughout the Term,  Landlord shall maintain, with responsible companies qualified to do business in the Commonwealth of Massachusetts, insurance on the Building covering the same against fire and other casualty covered in an “all-risk” policy, at its full replacement cost.  Such insurance shall contain appropriate endorsements denying Landlord’s insurers the right of subrogation against Tenant and Tenant’s Representatives and waivers by all such insurers of all rights of recovery against Tenant and Tenant’s Representatives in connection with any loss or damage by peril included within such insurance coverage, and Tenant and Tenant’s Representatives shall not be liable to Landlord for loss or damage resulting from such included peril, and Landlord  releases Tenant and Tenant’s Representatives from any and all claims with respect to any such loss to the extent of the insurance proceeds paid with respect thereto.

(c)         If during the Term insurance premiums on any insurance policy carried by Landlord on the Building or the Premises are increased due to or resulting from Tenant’s occupancy hereunder, Tenant shall pay to Landlord as additional rent the amount of such increase in insurance premiums.  Any amount payable by Tenant hereunder shall be paid to Landlord within 10 days after notice to Tenant accompanied by the premium notice or other evidence of the amount due.

19.  Subordination and Attornment; Mortgagee Protection

(a)         This Lease and all rights of Tenant hereunder shall be, at the option of Landlord, subordinate to all ground leases and overriding leases (collectively referred to as the “leases”) of the Building or Land hereafter existing and to all mortgages and deeds of trust (collectively referred to as the “mortgages”), which may hereafter affect the Building or Land, whether or not the leases or mortgages shall also cover other lands, buildings, or leases, to all renewals, modifications, replacements and extensions of the leases and mortgages and to spreaders and consolidations of such mortgages; provided however said subordination to future leases and mortgages shall be conditioned upon Tenant’s receipt of a  a commercially reasonable non-disturbance agreement from the Superior Lessor or Superior Mortgagee (as such terms are defined below) wherein such party shall recognize the validity and continuance of this Lease and shall not disturb Tenant’s possession of the Premises so long as Tenant shall not be in default of this Lease beyond applicable notice and cure periods provided hereunder.  Landlord hereby represents that the Building or Landlord are currently unencumbered by a mortgage or a lease.  This Section shall be self-operative and no further instruments of subordination shall be required.  In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any lease or the holder of any mortgage or any of their respective assigns or successors in interest may reasonably request to evidence such subordination; and if Tenant fails to execute, acknowledge, or deliver any such instruments within 10 business days after request therefor, Tenant hereby irrevocably constitutes and appoints Landlord as Tenant’s attorney-in-fact, coupled with an interest, to execute and deliver any such instrument for and on behalf of Tenant.  Any lease to which this Lease is subject and subordinate is herein called “Superior Lease” and the Lessor under a Superior Lease or its assigns or successors in interest is herein called “Superior Lessor,” and any mortgage to which this Lease is subject and subordinate is herein called “Superior Mortgage” and the holder of a Superior Mortgage is herein called “Superior Mortgagee.”  If a Superior Lessor or Superior Mortgagee requires that such instruments be executed by Tenant, Tenant’s failure to do so within 20 days after request therefor shall be deemed a default under this Lease.

(b)         Tenant shall give to any mortgagee(s) and/or trust deed holder(s), by registered mail, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified, in writing (by way of notice of assignment of rents and leases, or otherwise), of the address of such mortgagee(s) and/or trust deed holder(s).  If Landlord shall have failed to cure such default within the time provided for in this Lease, the mortgagee(s) and/or trust deed holder(s) shall have an additional 30 days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such 30 days, any mortgagee(s) and/or trust deed holder(s) has commenced and is diligently pursuing the remedies necessary to cure such default (including commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

20.  Estoppel Certificate By Tenant

(a)         Tenant shall from time to time upon not less than 10 business days’ prior request by Landlord deliver to Landlord a statement in writing certifying:  (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, identifying such modifications and certifying that the Lease, as modified, is in full force and effect); (ii) the dates to which the Rent has been paid; (iii) that Landlord is not in default under any provision of this Lease (or if Landlord is in default, specifying each such default); and (iv) the address to which notices to Tenant shall be sent; it being understood that any such statement so delivered may be relied upon in connection with any lease, mortgage or transfer.

(b)         Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant that:  (i) this Lease is in full force and effect and not modified except as Landlord may represent; (ii) not more than one month’s Rent has been paid in advance; (iii) there are no such defaults; and (iv) notices to Tenant shall be sent to Tenant’s Notice Address as set forth in this Lease.  Notwithstanding the presumptions of this Section, Tenant shall not be relieved of its obligation to deliver said statement.

21.  Transfer of Landlord’s Interest

The term “Landlord” as used in this Lease, so far as covenants or agreements on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners of Landlord’s interest in this Lease at the time in question.  Upon any transfer or transfers of such interest, Landlord herein named (and in case of the subsequent transfer, the then transferor) shall thereafter be relieved of all liability for the nonperformance of any covenants or agreements on the part of Landlord contained in this Lease which liability arose prior to the time of transfer, provided that the transferee agrees to assume such liability.

22.  Default

(a)         The following shall be events of default under this Lease:  (i) if Tenant fails to pay when due any installment or other payment of Rent (and such failure continues for more than five days after notice from Landlord; provided, however, Landlord shall not be obligated to provide more than two such notices in any rolling 12 month period); (ii) if Tenant defaults in the performance of any other term, covenant, condition or obligation of Tenant under this Lease and fails to cure such default within a period of 30 days after notice from Landlord specifying such default (or if such default specified by Landlord is not capable of cure within such 30 day period, if Tenant fails immediately after notice from Landlord to commence to cure such default and diligently to pursue completion of such cure during and after such 30 day period); (iii) if Tenant abandons any portion of the Premises; (iv) if Tenant makes any transfer, assignment, conveyance, sale, pledge or disposition of all or a substantial portion of Tenant’s Property, or removes a substantial portion of Tenant’s Property from the Premises other than by reason of an assignment or subletting of the Premises permitted under this Lease; or, (v) if Tenant’s interest herein is sold under execution.

(b)         Upon any such event of default, Landlord may without prejudice to its other rights hereunder:  (i) terminate this Lease and re-enter and take possession of the Premises; or, (ii) without such re-entry, recover possession of the Premises in the manner prescribed by any statute relating to summary process, and any demand for the Rent, re-entry for condition broken, and any and all notices to quit, or other formalities of any nature, to which Tenant may be entitled, are hereby specifically waived; or, (iii) Landlord may relet the Premises as Landlord may see fit without thereby avoiding or terminating this Lease, and for the purpose of such reletting, Landlord is authorized to make such repairs to the Premises as may be necessary in the reasonable opinion of Landlord acting in good faith for the purpose of such reletting, and if a sufficient sum is not realized from such reletting (after payment of all costs and expenses of such repairs and the expense of such reletting and the collection of rent accruing therefrom) each month to equal the Rent, then Tenant shall pay such deficiency each month upon demand therefor. If Landlord shall have terminated this Lease, Tenant shall also be liable to Landlord for all damages provided for at law and under this Lease resulting from Tenant’s breach, including the difference between the aggregate Rents reserved under the terms of this Lease for the balance of the Term together with all other sums payable hereunder as Rent for the balance of the Term, less the fair rental value of the Premises for that period determined as of the date of such termination.

(c)         After default, the acceptance of the Rent or failure to re-enter by Landlord shall not be held to be a waiver of its right to terminate this Lease, and Landlord may re-enter and take possession of the Premises as if no Rent had been accepted after such default.  All of the remedies given to Landlord in this Lease in the event of default by Tenant are in addition to all other rights or remedies to which Landlord may be entitled under the laws of the State; all such remedies shall be deemed cumulative and the election of one shall not be deemed a waiver of any other or further rights or remedies.

23.  Bankruptcy

If Tenant shall file a voluntary petition pursuant to the Bankruptcy Code or any successor thereto or take the benefit of any insolvency act or be dissolved, or if an involuntary petition be filed against Tenant pursuant to the Bankruptcy Code or any successor thereto and said petition is not dismissed within 60 days after such filing, or if a receiver is not vacated within 60 days after such appointment, or if it shall make an assignment for the benefit of its creditors, then and forthwith thereafter Landlord shall have all of the rights provided in Section 22 above in the event of nonpayment of the Rent.

24.  Brokerage Fees

Tenant warrants and represents that it has not dealt with any realtor, broker or agent in connection with this Lease.  Tenant shall indemnify and hold Landlord harmless from any cost, expense or liability (including cost of suit and reasonable attorneys’ fees) for any compensation, commissions or charges claimed by any other realtor, broker or agent in connection with this Lease by reason of any act of Tenant.

25.  Notices

All notices, demands or other communications (“notices”) permitted or required to be given hereunder shall be in writing and deemed to be properly served if delivered to the appropriate address and party by hand delivery, registered or certified mail (with postage prepaid and return receipt requested), or nationally recognized overnight courier.  Date of service of a notice served in accordance with this Section shall be the date of receipt or refusal of receipt.  Notices shall be addressed as follows:  (a) if to Landlord, to the Landlord’s Notice Address, and (b) if to Tenant, to the Tenant’s Notice Address.  Landlord and Tenant may from time to time by notice to the other designate such other place or places for the receipt of future notices.

26.  Government Energy or Utility Controls

In the event of the imposition of federal, state, or local governmental control, rules, regulations, or restrictions on the use or consumption of energy or other utilities during the Term, both Landlord and Tenant shall be bound thereby.  In the event of a difference in interpretation of any governmental control, rule, regulation or restriction between Landlord and Tenant, the parties shall seek the opinion of independent counsel which shall be binding upon the parties.

27.  Security Deposit  [Intentionally omitted.]

28.  Quiet Enjoyment

Tenant, upon paying the Rent and performing all of the terms on its part to be performed, shall peaceably and quietly enjoy the Premises subject, nevertheless, to the terms of this Lease and to any Superior Mortgage or Superior Lease or other agreement to which this Lease is subordinated.

29.  Observance of Law

(a)         Tenant shall comply with all applicable provisions of law, including federal, state, county and city laws, ordinances and regulations, building codes and any other governmental, quasi-governmental or municipal regulations which relate to the partitioning, equipment operation, alteration, occupancy and use of the Premises, and to the making of any repairs, replacements, additions, changes, substitutions or improvements of or to the Premises, including the American With Disabilities Act, 42 U.S.C. § 12101 et seq. (the “ADA”) and any and all regulations adopted in connection therewith.  Moreover, Tenant shall comply with all police, fire and sanitary regulations imposed by any federal, state, county or municipal authority, or made by insurance underwriters, and shall observe and obey all other requirements governing the conduct of any business conducted in the Premises.

(b)         Except as permitted under the Environmental Matters Agreement, neither Tenant nor Tenant’s Representatives shall cause or permit any Hazardous Material (as hereinafter defined) to be brought upon, kept, stored, used or disposed of in, under, or about the Project, the Building or the Premises by Tenant, its agents, employees, contractors or invitees, without the prior written consent of Landlord, except that Tenant may store and use reasonable quantities of office and cleaning supplies.  If Tenant breaches the obligations stated in the preceding sentence, or if the presence of Hazardous Material in or about the Premises or the Building or the Project caused or permitted by Tenant results in contamination of the Premises or the Building or the Project by Hazardous Material otherwise occurs for which Tenant is legally liable to Landlord for damage resulting therefrom, then Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses which arise during or after the Term of this Lease as a result of such contamination.  This indemnification of Landlord by Tenant shall include (i) any diminution in value of the Premises or the Building or the Project; (ii) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises or the Building or the Project; (iii) damages arising from any adverse impact on marketing of space in the Building or the Project; (iv) sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees; (v) costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Building or the Project; (vi) penalties, fines and/or other costs arising from any failure by Tenant to comply with the terms of any order issued by any federal, state or municipal department or agency having regulatory authority over environmental matters; and (vii) removal of any lien imposed under any federal or state statute or local ordinance imposing a lien for costs associated with cleanup, remedial, removal or restoration work necessitated by any such contamination.  Without limiting the foregoing, if the presence of any Hazardous Material in or about the Premises or the Building or the Project caused or permitted by Tenant results in any contamination of or environmental impact on the Premises or the Building or the Project, Tenant shall promptly take all actions at its sole expense as are necessary to return the Premises and/or the Building and/or the Project to the condition existing prior to the introduction of any such Hazardous Material to the Premises and/or the Building and/or the Project; provided that Landlord’s written approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises and/or the Building and/or the Project.  As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State, or the United States Government, including, without limitation, any material or substance that is (i) petroleum; (ii) asbestos; (iii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act, as amended (33 U.S.C. §1321); (iv) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6903, etseq.; (v) defined as “hazardous substances” in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq.; (vi) defined as “hazardous materials” in the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1802 et seq.; or (vii) defined as “chemical substance or mixture” as defined in the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq. and any regulations now or hereafter promulgated pursuant thereto.

(c)         Notwithstanding the foregoing, it shall be Landlord’s responsibility to comply with all provisions of law, including federal, state, county and city laws, ordinances and regulations, building codes, and any other governmental, quasi-governmental or municipal regulations which relate to the Building and Common Areas insofar as they may require structural changes or alterations which under generally accepted accounting principles must be amortized over their useful life in the Building or Common Areas; provided, nevertheless, that such changes shall be the responsibility of Tenant if there are changes required by reason of a condition which has been created by or at the instance of Tenant, or are required by reason of a default by Tenant hereunder.

30.  Force Majeure

Landlord shall be excused for the period of any delay in the performance of any obligation hereunder when prevented from so doing by a cause or causes beyond its control, including all labor disputes, civil commotion, war, war-like operations, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, fire or other casualty, inability to obtain any material, services or financing, the holding-over by any tenant or other occupant in the Project or through acts of God (collectively, “Force Majeure”).  Tenant shall similarly be excused for delay in the performance of any obligation hereunder provided:

(a)         nothing contained in this Section or elsewhere in this Lease shall be deemed to excuse or permit any delay in the payment of the Rent, or any delay in the cure of any default which may be cured by the payment of money;

(b)         no reliance by Tenant upon this Section shall limit or restrict in any way Landlord's right of self-help as provided in this Lease; and

Neither party may rely upon this Section unless it shall given the other party notice of the existence of any Force Majeure preventing the performance of an obligation within five days after the commencement of the Force Majeure.

31.  Curing Tenant’s Defaults; Additional Rent

(a)         If Tenant defaults in the performance of any of its obligations under this Lease, Landlord without thereby waiving such default may (but shall not be obligated to) perform the same for the account and at the expense of Tenant, without notice in a case of emergency, and in any other case only if such default continues after the expiration the applicable grace period provided in Section 22 or elsewhere in this Lease for cure of such default.

(b)         Any costs or expenses incurred by Landlord, including reasonable attorneys’ fees, involved in collection or endeavoring to collect the Rent or any part thereof or enforcing or endeavoring to enforce any rights against Tenant, including the rights set forth in this Section 31, or curing or endeavoring to cure any default of Tenant, under or in connection with this Lease, or pursuant to law, including any such costs, expense or disbursement involved in instituting and prosecuting summary proceedings, shall be due and payable within 10 days of Landlord’s demand therefor as additional rent.

32.  Limitation of Landlord’s Liability

If Landlord becomes obligated to pay Tenant a money judgment arising out of any failure by Landlord to perform or observe any of the terms, covenants, conditions or provisions to be performed or observed by Landlord hereunder, Tenant shall be limited for the satisfaction of said money judgment solely to Landlord’s interest in the Project or any proceeds arising from the sale thereof and no other property or assets of Landlord or the individual partners, directors, officers, or shareholders of Landlord shall be subject to levy, execution or other enforcement procedure whatsoever for the satisfaction of said money judgment.

33.  Shoring

If any excavation or construction is made adjacent to, upon or within the Building, or any part thereof, Tenant shall afford to any and all persons causing or authorized to cause such excavation or construction license to enter upon the Premises for the purpose of doing such work as such persons shall deem necessary to preserve the Building or any portion thereof from injury or damage and to support the same by proper foundations, braces and supports, without any claim for damages or indemnity or abatement of the Rent, or of a constructive or actual eviction of Tenant; provided, however, Landlord shall minimize to the greatest extent practicable interference with Tenant’s operations within the Premises.

34.  Sign Control

Tenant shall not obstruct or permit the obstruction of light, halls, Common Areas, roofs, parapets, stairways or entrances to the Building or the Premises and will not affix, paint, erect or inscribe any sign, projection, awning, signal or advertisement of any kind to any part of the Building or the Premises, including the inside or outside of the windows or doors, without the written consent of Landlord.  Landlord shall have the right to withdraw such consent at any time and to require Tenant to remove any sign, projection, awning, signal or advertisement to be affixed to the Building or the Premises so long as a reasonably satisfactory alternate location is provided and such sign is relocated by Landlord at Landlord's sole cost.  If such work is done by Tenant through any person, firm or corporation not designated by Landlord, or without the express written consent of Landlord, Landlord shall have the right to remove such signs, projections, awnings, signals or advertisements without being liable to the Tenant by reason thereof and to charge the cost of such removal to Tenant as additional rent, payable within 10 days of Landlord’s demand therefore.

35.  Parking

(a)         Landlord hereby grants to Tenant the right to use the Parking Spaces.  Landlord, at its sole election, may designate the types and locations of the Parking Spaces and Landlord shall have the right, at Landlord’s sole election, to change said types and locations from time to time; provided, however, such designation shall be uniformly applied and shall not unfairly favor any tenant in the Building; provided, further, all Parking Spaces shall be located on the Land.

(b)         If requested by Landlord, Tenant shall notify Landlord of the license plate number, year, make and model of the automobiles entitled to use the Parking Spaces and if requested by Landlord, such automobiles shall be identified by automobile window stickers provided by Landlord, and only such designated automobiles shall be permitted to use the Parking Spaces.  If Landlord institutes such an identification procedure, Landlord may provide additional parking spaces for use by customers and invitees of Tenant on a daily basis at prevailing parking rates.  At Landlord’s sole election, Landlord may make validation stickers available to Tenant for any such additional parking spaces.

The Parking Spaces and additional parking spaces provided for herein are provided solely for the accommodation of Tenant and Landlord assumes no responsibility or liability of any kind whatsoever from whatever cause with respect to the automobile parking areas, including adjoining streets, sidewalks, driveways, property and passageways, or the use thereof by Tenant or Tenant’s Representatives.

36.  Environmental Matters Agreement

All of the terms, conditions, and covenants set forth in the Environmental Matters Agreement attached as Exhibit C are incorporated into and made a part of this Lease.

37.  Miscellaneous

(a)         The failure of either party to insist in any one or more instances upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission.  No agreement to accept a surrender of all or any part of the Premises shall be valid unless in writing and signed by Landlord.  The receipt by Landlord of full or partial Rent with knowledge of a breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

(b)         In any action or proceeding which Landlord or Tenant may be required to prosecute to enforce its respective rights hereunder, the unsuccessful party agrees to pay all costs incurred by the prevailing party therein, including reasonable attorneys’ fees.

(c)         If any clause or provision of this Lease is or becomes illegal or unenforceable because of present or future laws or any rule or regulation of any governmental body or entity, effective during the Term, the intention of the parties hereto is that the remaining parts of this Lease shall not be affected thereby unless such clause or provision is, in the reasonable determination of Landlord, essential and material to its rights, in which event Landlord shall have the right to terminate this Lease by notice to Tenant.

(d)         If Landlord commences any proceedings or an action for nonpayment of Rent, Tenant shall not interpose any non-mandatory counterclaim of any nature or description in any such proceedings or action.  Tenant and Landlord both waive a trial by jury of any or all issues arising in the action or proceeding between the parties hereto or their successors, under or connected with this Lease, or any of its provisions.

(e)         All the terms and provisions of this Lease shall be binding upon and, except as prohibited or limited by Section 12, inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

(f)          This Lease shall be deemed to have been made in and shall be construed in accordance with the laws of the State.

(g)         This Lease sets forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises, Building and Land, and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than as are herein set forth.  Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

(h)         The captions appearing within the body of this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease or of any provision hereof.

(i)          No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the rent, nor shall any endorsement or statement on any check or any letter accompanying any check of payment as Rent be deemed an accord and satisfaction (unless Landlord expressly agrees to an accord and satisfaction in a separate agreement duty accepted by Landlord’s appropriate officer or officers), and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.  Landlord may receive and retain, absolutely and for itself, any and all payments so tendered, notwithstanding any accompanying instructions by Tenant to the contrary, and any such payment shall be treated by Landlord at its option as being received solely on account of any amounts due and owing Landlord, including the Rent, and to such items and in such order as Landlord in its sole discretion shall determine.

(j)          At the request of either party, Landlord and Tenant shall promptly execute, acknowledge and deliver a memorandum in compliance with the laws of the State with respect to this Lease sufficient for recording.  In no event shall either party record this Lease.  If a memorandum of lease is recorded, on the Termination Date, Tenant shall execute, acknowledge and deliver to Landlord an instrument in writing releasing and quitclaiming to Landlord all right, title and interest of Tenant in and to the Premises by reason of this Lease or otherwise.

(k)         Tenant shall have no claim, and hereby waives the right to any claim, against Landlord for money damages by reason of any refusal, withholding or delaying by Landlord of any consent, approval or statement of satisfaction, and in such event, Tenant’s only remedies therefor shall be an action for specific performance, injunction or declaratory judgment to enforce any such requirement.

(l)          If any provision contained in an exhibit, rider or addenda is inconsistent with any other provision of this Lease, the provision contained in said exhibit, rider or addenda shall supercede said other provision, unless otherwise provided in said exhibit, rider or addenda.

(m)        The use of the neuter singular pronoun to refer to either party shall be deemed a proper reference even though it may be an individual, partnership, corporation or a group of two or more individuals or corporations.  The necessary grammatical changes required to make the provisions of this Lease apply in the plural number where there is more than one Landlord or Tenant and to either corporations, associations, partnerships or individuals, males or females, shall in all instances be assumed as though in each case fully expressed.

(n)         This Lease may be executed and delivered through the use of identical counterparts, each of which constitute one and the same instrument.

(o)         As used in this Lease, any list of one or more items preceded by the word “including” shall not be deemed limited to the stated items but shall be deemed without limitation.

(p)         The language of this Lease shall be construed according to its normal and usual meaning and not strictly for or against either Landlord or Tenant.

(q)         If more than one person or entity executes this Lease as Tenant, each such person or entity shall be jointly and severally liable for observing and performing each of the terms, covenants, conditions and provisions to be observed or performed by Tenant.

(r)          Tenant shall assume and pay to Landlord at the time of paying the Rent any Massachusetts state or local excise, sales, use, gross receipts or other taxes (other than a net income or excess profits tax) which may be imposed on or measured by such Rent or may be imposed on or on account of the letting and when Landlord may be required to pay or collect under any law now in effect or hereafter enacted.

(s)         The voluntary or other surrender of this Lease by Tenant or a mutual cancellation thereof shall not work a merger and shall, at Landlord’s option, either terminate all or any existing subleases or subtenancies or operate as an assignment to Landlord of any or all of such subleases or subtenancies.

(t)          This Lease shall not be deemed or construed to create or establish any relationship or partnership or joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.

(u)         This Lease shall be governed by and construed under the laws of the Commonwealth of Massachusetts.

38.  Option to Renew.

(a)         Provided that Tenant is not then in default beyond applicable notice and cure periods and Tenant and/or parties permitted under Section 12(a)(iii) or (iv) shall then be in occupancy of at least 75% of the rentable area of the Premises, Tenant shall have the option to renew this Lease with respect to all, but not less than all, of the Premises for a single five (5) year extended term, upon the same terms and conditions as this Lease, except that the Rent for each year of the extended term shall be equal to the Fair Market Rent (as defined below) for the Premises which shall not be less than the Base Rent for the immediately preceding year during the Lease term, as extended (the  “Option to Renew”).   In order to exercise the Option to Renew, Tenant shall give written notice to Landlord of Tenant’s intention to exercise the Option to Renew on or prior to the day which is three hundred sixty-five (365) days prior to the expiration of the initial term of this Lease, and if such notice is not so given, the Option to Renew shall lapse.  Tenant hereby expressly acknowledges and agrees that time is of the essence for purposes of notice of exercise of the Option to Renew and that Tenant’s failure to do so by said date will relieve Landlord of any obligation under this Section 38.  In the event Tenant elects to proceed with the Option to Renew, Landlord and Tenant shall be deemed to have entered into an extension of this Lease with respect to the entirety of the Premises on the terms and conditions set forth herein.  The term “Fair Market Rent” shall mean the rental rate for comparable space (including all tenant improvements), in the area west of Interstate 495.  The determination of Fair Market Rent shall take into account the special use of the facility, including the value of the clean room improvements and process utility systems.  If Tenant timely provides Landlord with notice of the exercise of the Option to Renew, then the parties shall consummate the extension of the Lease by the preparation and execution of any amendment to this Lease within thirty (30) days after Landlord’s receipt of Tenant’s notice.  If the parties are unable to agree upon the Fair Market Rent for the Premises within fifteen (15) days after Tenant’s exercise of the Option to Renew, then the Fair Market Rent shall be determined as follows: Landlord and Tenant shall each appoint one (1) real estate appraiser, which appraisers together shall determine the fair market rent for the Premises within fifteen (15) days of their appointment.  Landlord and Tenant agree to make their appointments promptly.  In the event the two appraisers selected by Landlord and Tenant shall be unable to agree on the amount of fair market rent, they shall promptly select a third appraiser and within fifteen (15) days after the third appraiser is selected, the third appraiser shall submit his or her determination of the then prevailing fair market rent.  The fair market rent shall be the mean of the two closest rental determinations.  Each party shall bear the fees and expenses of the appraiser it selects and one-half of the fees and expenses of the third appraiser (if one is appointed pursuant to the terms hereof).  All real estate appraisers appointed shall be members of the American Institute of Real Estate Appraisers and have at least five (5) years experience appraising similar space located in commercial projects in the vicinity of the Premises. In the event that in determining fair market rent for the clean room improvements and process utility systems the appraiser(s) are unable to find comparables within the area west of Interstate 495, then the appraiser(s) shall use the replacement cost method, allowing for depreciation and then current capitalization rates, for the clean room improvements and process utility systems portions of the Premises.

39.  Confidentiality.

Landlord and Tenant acknowledge that the Premises and the Project contain highly confidential and proprietary information.  Accordingly, both parties agree as follows:

(a)         To use all reasonably appropriate measures to avoid receipt of any information or materials which either party know or have reason to know contains confidential trade secrets or other proprietary information (“Confidential Information”) including but not limited to refraining from, receiving or obtaining any Confidential Information from an owner without such owner’s consent; and

(b)         Not to attempt to breach the doors and other barriers between the Premises and other portions of the Building, whether locked or not; and

(c)         To immediately notify the other if a party believes it has received Confidential Information, to prohibit disclosure of such Confidential Information to a third party, and to immediately return any documents or other tangible evidence of such Confidential Information to the other; and

(d)         Not to take any photographs of any common spaces, or any spaces occupied by the other; and

(e)         To put their employees, directors, subcontractors and agents on notice of their obligations set forth herein.

Both parties acknowledge that the unauthorized disclosure of Confidential Information to the other, or to third parties, would cause irreparable business harm for which damages alone are not an adequate remedy.  Accordingly, both parties agree that either party shall be entitled to injunctive relief to immediately cease any actual or potential misuse or unauthorized disclosure of Confidential Information.

[End of Page]

EXHIBIT A

Plan Showing Premises

EXHIBIT B

Rules and Regulations

1.     The sidewalks, halls, passages, exits, entrances, elevators, and stairways of the Building shall not be obstructed by any of the tenants or used by them for any purpose other than for ingress to and egress from their respective leased premises.  The halls, passages, exits, entrances, elevators, and stairways are not for the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided that nothing herein contained shall be construed to prevent ingress to and egress from a tenant’s leased premises to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities.  No tenant and no employee or invitee of any tenant shall go upon the roof of the Building.

2.     All visitors and employees that do not have appropriate identification or access badges shall check-in and register at the Main Lobby of the Building. No children or minors shall be permitted in the Building as guests or invitees (including intern employees) unless accompanied by a parent or guardian.

3.     Tenants shall not bring any bicycles, motorcycles, or similar vehicles into the building, and will park such vehicles only in areas specified by Landlord.

4.     No birds, fish or other animals (other than seeing eye dogs) shall be brought into or kept in, on or about the Building.

5.     Tenants shall cooperate with Landlord to assure, and to abide by all reasonable regulations and requirements that Landlord may require on a non-discriminatory basis for the proper functioning and protection of the HVAC, electrical, security, plumbing, fire and other systems serving the Premises and any leased premises.  Tenants shall comply with all laws, statutes, ordinances and governmental rules and regulations now in force or which may later be enacted or promulgated in connection with its use of building services furnished to any leased premises, including, without limitation, any governmental rule or regulation relating to the use of heating and cooling of the Premises and any leased premises.

6.     No sign, placard, picture, name, advertisement or notice visible from the exterior of the leased premises shall be inscribed, painted, affixed or otherwise displayed by any tenant on any part of the Building without the prior written consent of Landlord.  Landlord will adopt and furnish to tenants general guidelines relating to signs inside the Building on the office floors.  Each tenant shall conform to such guidelines, but may request approval of Landlord for modifications, which approval shall be at Landlord’s sole discretion.  All approved signs or lettering on doors shall be printed, painted, affixed or inscribed at the expense of the tenant by a person approved by Landlord, which approval will not be unreasonably withheld.  Unsightly material within the Leased Premises and visible from outside the Building will not be permitted.

7.     No tenant shall employ any person or persons other than Landlord’s janitorial service for the purpose of cleaning the any leased premises, unless otherwise approved by Landlord, such approval not to be unreasonably withheld; provided, however, Landlord acknowledges that Tenant is responsible for cleaning the Lab/Clean Room portions of the Premises, and Landlord approves of the identity of Tenant’s cleaning persons.  No person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same.  No tenant shall cause any unnecessary labor by reason of such tenant’s carelessness or indifference in the preservation of good order and cleanliness.  Tenants shall provide adequate waste and rubbish receptacles, cabinets, book cases, map cases and the like necessary to prevent unreasonable hardship to Landlord in discharging its obligation regarding cleaning service.

8.     Landlord will furnish each tenant without charge, (i) two keys to each tumbler lock to its respective leased premises; and (ii) a reasonable number of electronic access key cards for its respective leased premises as reasonably determined by Landlord.  At Tenant’s request and cost, Landlord will furnish additional access key cards and keys.  Each tenant, upon the termination of its tenancy, shall return to Landlord all keys and key cards, which have been furnished to or made by the tenant.  Tenants shall be liable for the reasonable cost of replacement for all keys or key cards not so returned.  No tenant shall change any lock without the express written consent of the Landlord, and shall in such case furnish Landlord with a key for any such lock.

9.     The persons employed to move equipment in or out of the Building must be acceptable to Landlord.  Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building.  Heavy objects shall, if considered necessary by Landlord, shall be supported as is necessary properly to distribute the weight.  Landlord will not be responsible for loss of or damage to any such property from any cause, and all damage done to the Building by moving or maintaining such property shall be repaired at the expense of the tenant.

10.   No tenant shall use or keep in its leased premises or the Building any kerosene, gasoline or inflammable or combustible fluid or material other than limited quantities thereof reasonably necessary for the operation or maintenance of office equipment, or, without Landlord’s prior approval, use any method of heating or air conditioning other than that supplied by Landlord.  No tenant shall use or keep or permit to be used or kept any foul or noxious gas or substance in the leased premises, or permit or suffer its leased premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, or interfere in any way with other tenants or those having business therein.

11.   Landlord shall have the right, exercisable without liability to any tenant to change the name and street address of the Building.

12.   Landlord reserves the right to exclude from the Building between the hours of 6:00 P.M. and 8:00 A.M. and at all hours on Saturdays, Sundays and legal holidays all persons who do not present a proper access card or other identification as an employee of tenant or who do not otherwise present proper authorization by tenant for access to the leased premises.  Each tenant shall be responsible for all persons for whom it authorizes access and shall be liable to Landlord for all acts of such persons.  Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person as herein permitted.  In the case of invasion, mob, riot, public excitement or other similar circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the Building during the continuance of the same by such action as Landlord may deem appropriate.

13.   No curtains, draperies, blinds, shutters, shades, screens or other coverings, hangings or decorations shall be attached to, hung or placed in, or used in connection with any exterior window in the Building without the prior consent of Landlord.  If consented to by Landlord, such items shall be installed on the office side of the standard window covering and shall in no way be visible from the exterior of the Building.

14.   Messenger services and suppliers of bottled water, food, beverages, and other products or services shall be subject to such reasonable regulations as may be adopted by Landlord.  Landlord may establish a central receiving station in the Building for delivery and pick-up by all messenger services.

15.   Each tenant shall see that the doors of its leased premises are closed and locked and that all water faucets or apparatus, microwave ovens, and office equipment (excluding office equipment required to be operative at all times) are shut off before the tenant or its employees leave its leased premises at night, so as to prevent waste or damage, and for any default or carelessness in this regard the tenant shall be responsible for any damage sustained by other tenants or occupants of the Building or Landlord.  All tenants shall keep the doors to the Building corridors closed at all times except for ingress and egress.

16.   The toilets, urinals, wash bowls and other restroom facilities shall not be used for any purpose other than that for which they were constructed, no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

17.	Parking

a.	Tenants shall not park in spaces allocated to other tenants, so long as the Tenant receives its allocated parking spaces pursuant to this Sublease.

b.	No vehicles shall be permitted to be parked for more than 24 hours at a time without prior notice to Landlord.

c.	Automobile parking areas shall be used only for parking by vehicles no longer than full size, passenger automobiles or light passenger trucks.

d.	Users of the parking area will obey all posted signs.

e.	The maintenance, washing, waxing or cleaning of vehicles in the parking area is prohibited.

f.	Tenants shall be responsible for seeing that all of its employees, agents and invitees comply with the applicable parking rules, regulations, laws and agreements.

18.   No tenant shall install any antenna, loudspeaker, or any other device on the roof or exterior walls of the Building without the express written consent by Landlord, which consent may be withheld in Landlord’s sole discretion.

19.   There shall not be used in any portion of the Building, by any tenant or its invitees, any hand trucks or other material handling equipment except those equipped with rubber tires and side guards unless otherwise approved by Landlord.

20.   No material shall be placed in the refuse boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of refuse in the Town of Shrewsbury without being in violation of any law or ordinance governing such disposal.  All refuse disposal shall be made only through entryways and elevators provided for such purposes and at such times as Landlord shall designate.

21.   Smoking is permitted only in the designated areas outside of the Building, and each tenant shall cooperate to permit smoking only in such areas.

22.   Landlord’s sole obligation with respect to security services for the Building and the leased premises shall be for those services, if any, expressly agreed to be provided in the Sublease.  Under no circumstances will Landlord be responsible for any lost or stolen property, equipment, money, jewelry or information from the leased premises or the Building, regardless of whether or not such loss or theft occurs when the Building’s public areas and/or the leased premises are locked against entry.

23.   Subject to the terms of the leases, Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

24.   These Rules and Regulations are in addition to, and shall not be construed to, in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building.

25.   Subject to the terms of the leases and the subleases for the Building, Landlord reserves the right to make such other and reasonable, non-discriminatory rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building, and for the preservation of good order therein.

[End of Page]

EXHIBIT C

Environmental Matters Agreement

This ENVIRONMENTAL MATTERS AGREEMENT ("Environmental Agreement") supplements that certain Lease ("Lease"), made and effective as of the 1st day of July, 2006, by and between Maxtor Realty Corporation ("Maxtor"), a Delaware corporation, and Advanced MicroSensors, Inc. ("AMS"), a Delaware corporation having its principal place of business at 333 South Street, Shrewsbury, Massachusetts. The matters covered in this Environmental Agreement relate to environmental, health and safety ("EH&S") aspects of AMS' operations within the Premises as defined in the Lease ("the Business"), and in particular in Section 1 of the Lease and Exhibit A thereto, as well as to the EH&S aspects of the Property (as defined in the Lease). This Environmental Agreement takes account of the joint acknowledgement by AMS and Maxtor that EH&S matters need to be addressed in connection with AMS' operation of the Business, and that clear arrangements need to be made regarding circumstances when Maxtor and AMS share responsibilities for EH&S issues, and when these responsibilities are separate and distinct as among the parties hereto.

I              MANAGEMENT OF AMS RELATED WASTES AND EMISSIONS

SECTION 1.  Wastewater Effluent and Stormwater.

(a)           General. Maxtor shall be responsible for the ownership, operation, and maintenance of a central industrial wastewater treatment system (“Wastewater Treatment System”) that treats wastewater contributed from all subtenants in the Property, including AMS, as well as from Maxtor. In accordance with section 2 of the Lease, AMS shall be responsible for its proportionate share of the operating and maintenance costs of the Wastewater Treatment System, including repairs and upgrades, except those necessitated as a result of AMS operations, in which case AMS will be solely responsible for such costs, Maxtor shall be responsible for applying for, obtaining, and maintaining, and when appropriate, for updating, modifying, or closing, all applicable permits, licenses, and approvals associated with the Wastewater Treatment System as required by Environmental Requirements, except to the extent such permit modifications or approvals are necessitated solely as a result of AMS’ operations. AMS and Maxtor understand and agree on the parameters of the Wastewater Treatment System’s capabilities, as set forth in the Industrial Wastewater Treatment Permit attached as Exhibit D-1 hereto.

(b)          Wastewater Management Obligations.

(i)        AMS' Obligations. AMS shall make available to Maxtor, prior to the effective date of the Lease and thereafter upon Maxtor's reasonable request, any and all relevant information about the nature and scope of actual and anticipated discharges from operation of the Business into the Wastewater Treatment System, including actual and anticipated discharge quantities and frequency, and chemical, physical, and biological properties, and concentrations of effluents. AMS shall not unreasonably withhold such information from Maxtor. AMS shall be solely responsible for the costs associated with Maxtor's installation and maintenance of sampling points and flow meters located immediately upstream of all points of discharge of AMS wastewater into the Wastewater Treatment System. Maxtor shall retain the right to monitor flow rates and sample wastewater at these points as determined necessary within the reasonable discretion of Maxtor. The costs associated with such sampling and monitoring activities shall be the sole responsibility of AMS. Maxtor shall also retain the right to conduct an annual wastewater sampling event, of the final wastewater effluent in the treatment system as well as at the AMS discharge points, and to concurrently monitor wastewater flow. Upon the Commencement Date, or as soon thereafter as Maxtor deems appropriate based on AMS operations and the operations of other subtenants, Maxtor shall conduct an initial wastewater sampling event and monitor wastewater flow from all AMS points of discharge, as well as of the final wastewater effluent. To the extent that AMS' operation of the Business generates any effluent that does not fall within the operating parameters set forth in Exhibit D-1, AMS shall be solely responsible for the treatment and management of such effluents, including the installation, permitting, operation, maintenance, and repair of any additional wastewater treatment systems or system modifications necessary to treat the effluents.

(ii)       Maxtor's Obligations.  Maxtor shall maintain all applicable permits and approvals required by any Environmental Requirement for the use and operation of the Wastewater Treatment System and industrial discharges from the Wastewater Treatment System to the sanitary sewer, consistent with the Industrial Wastewater Discharge Permit attached as Exhibit C-1 and the Sewer System Connection Permit attached as Exhibit C-2. Maxtor shall discharge sanitary, kitchen and other nonindustrial and non-process wastewater from the Premises and Master Premises to the sanitary sewer, in compliance with all Environmental Requirements. Maxtor shall not be responsible for the treatment of any effluents not included within Exhibit C-1, or for any effluents above the parameter limitations set forth in Exhibit C-1 (with the exception of pH), unless AMS requests in writing that Maxtor operate the treatment of such effluents, proposes to pay for the requisite upgrades and additional operational costs associated therewith, submits such upgrades and costs to Maxtor for prior review and approval, and such upgrades and requests are approved by Maxtor in writing. Any emergency response actions necessary in connection with the DI/Wastewater treatment plant shall be the responsibility of Maxtor.

(iii)      Risk of Noncompliance or Exceedance  In the event that Maxtor reasonably determines that, as a result of AMS operations, there exists: (1) a risk or threat that the effluent parameters and limitations set forth in Exhibit C-1 may be exceeded; (2) a risk or threat of violation of Environmental Requirements relating to the Wastewater Treatment System; or (3) a risk or threat of violation of any terms of Section 1 of this Environmental Agreement, Maxtor shall have the right to take all reasonable corrective actions necessary to prevent the exceedance or violation, or to eliminate the risk or threat of exceedance or violation, including, but not limited to requiring the interruption of AMS operations, entry into the Premises, and sampling at AMS wastewater sampling and discharge points.

(c)          Modifications IQ Wastewater Treatment System.  Maxtor and AMS agree that upgrades and/or modifications to the Wastewater Treatment System may be required  during the term of the Lease as a result of changes in Environmental Requirements, or other changes in circumstances not resulting solely due to AMS operations or processes. AMS shall bear responsibility for its proportionate share of the costs of any such modifications. To the extent that any upgrades or modifications to the Wastewater Treatment System are necessitated solely due to AMS operations and processes, AMS shall be solely responsible for such upgrades or modifications, and Maxtor shall have the right to review and approve any plans for such upgrades or modifications, including the proposals submitted, contractor selection, and design decisions, in accordance with Section 8 of the Lease. This shall include any facility expansion necessary and appropriate to accomplish the upgrade or modification to the Wastewater Treatment System.

(d)          Stormwater Management.

(i)        Stormwater Permit. AMS agrees not to conduct any industrial activities in any manner that may impact the quality of stormwater at the Premises or Property. Prior to the Term Commencement Date as defined in the Lease, and thereafter upon the reasonable request of Maxtor, AMS shall make available any and all relevant information about the nature and scope of industrial activities associated with the Business that potentially could have an impact on the quality of stormwater or the stormwater permit. Maxtor shall be responsible for the maintenance of the stormwater permit. To the extent that any revisions or modifications to the stormwater permit are necessary due to AMS operations, AMS shall be solely responsible for the reimbursement of the costs and expenses incurred by Maxtor associated with the permit modification or revision. To the extent that any stormwater sampling is necessary solely due to AMS operations, AMS shall be solely responsible for the costs associated with such sampling activities undertaken by Maxtor.

(ii)       Stormwater Pollution Prevention Plan. Maxtor shall be responsible for the ownership and maintenance of the Stormwater Pollution Prevention Plan ("SPPP") for the Master Premises, which shall include the Premises and portions of the Property leased by other tenants. AMS shall cooperate with and assist Maxtor in the maintenance of and any necessary revisions or modifications to the SPPP, at AMS' sole cost and expense. AMS shall provide ninety (90) days notice to Maxtor if it plans or anticipates any facility or operational changes that may require revision of or modification to the SPPP. Maxtor shall have the right to review and approve any facility or operational changes or modifications planned by AMS that may require revision or modification of the stormwater management plan, which approval shall not be unreasonably withheld.

SECTION 2.         Waste Management.

(a)           Non-Hazardous Waste

(i)        General. Non-RCRA-regulated waste and refuse materials and associated facilities and appurtenances generated by AMS shall be managed in accordance with AMS' customary practices and in compliance with all Environmental Requirements.

(ii)       Collection and Storage. Maxtor shall provide a compactor for nonhazardous waste collection and storage for use by all tenants, including AMS. AMS shall be responsible for the costs associated with any waste collection services provided by Maxtor for the Premises occupied by AMS. AMS shall not dispose of any regulated or hazardous materials or wastes in the facilities designated for non-hazardous wastes. To the extent that any facility expansion is required to accommodate collection and storage of non-hazardous waste generated by AMS, Maxtor shall be responsible for the permitting, planning, construction and maintenance of such expansions or modifications; however, AMS shall be solely responsible for the costs and expenses associated with any such expansion of modification. AMS shall not use the shared solid waste facilities for the collection and storage of construction and/or demolition waste (non-hazardous) generated by AMS or its agents, contractors, or representatives, in the course of any facility modification or expansion. Such construction and/or demolition waste shall be collected and stored in a separate waste facility provided and operated solely by AMS.

(iii)      Disposal.  Maxtor shall be solely responsible for the provision of services for the transfer and disposal within the Building and common areas of the Building of non-hazardous waste for all tenants, including AMS.

(iv)     Establishment Of Segregated Waste Collection Areas.  In the event that AMS at any time improperly disposes of a regulated or hazardous material or waste in the shared facilities designated for non-hazardous solid waste, Maxtor reserves the right to require that AMS provide, at its own expense, for the permitting, construction, operation, and maintenance of a segregated non-hazardous waste collection, storage, and disposal area to be used exclusively by AMS. In such event, Maxtor shall have the right to review and approve all plans, contractors, and specifications, as per Section 8 of the Lease.

(b)          Hazardous Wastes.

(i)        General.  AMS’ obligations under this section shall include all responsibility for compliance with all aspects of a hazardous waste management program, including without limitation, recordkeeping, training, and the maintenance of a contingency plan, as may be required by any Environmental Requirements.

(ii)       EPA I.D. Number.  AMS and Maxtor shall each be responsible for obtaining and maintaining an EPA I.D. number in accordance with Environmental Requirements for purposes of the shipment and disposal of any and all hazardous wastes they generate. AMS and Maxtor shall each be solely responsible for their respective hazardous wastes, and no joint responsibility or liability is intended by the parties hereto.

(iii)      Collection and Storage.  AMS shall be solely responsible for the collection and storage of hazardous waste generated by the Business. AMS shall store any hazardous waste generated by its operation of the Business only in locations specifically designated for AMS' hazardous waste in the Chemical Bunkers. An collection and storage of hazardous wastes generated by AMS and managed by AMS or any agent, representative, contractor, or subcontractor of AMS shall be conducted in compliance with all Environmental Requirements, including all labeling and secondary containment requirements.

(iv)      Treatment and Disposal.  AMS shall be solely responsible for the treatment and disposal of any hazardous wastes generated by AMS from operation of the Business. AMS may, at its sole option, procure the services of a waste management service provider for the treatment and disposal of its hazardous waste, AMS shall be responsible for ensuring that any treatment or disposal by AMS, its agents, representatives, contractors, or subcontractors, of any hazardous wastes generated by AMS shall be conducted in compliance with all Environmental Requirements. AMS shall also be responsible for scheduling any waste shipments as necessary to ensure compliance with all Environmental Requirements.

(v)       Records.  AMS shall be responsible, to the extent required by applicable Environmental Requirements, for tracking each hazardous waste stream, and for maintaining all manifests and other records in relation to the disposition of hazardous wastes under this Section. AMS shall immediately make available to Maxtor, upon reasonable request, any and all relevant information about its hazardous waste streams, and such information shall not be unreasonably withheld or delayed by AMS. In addition, Maxtor reserves the right to request backup documentation supporting any information provided by AMS, which documentation shall not be unreasonably withheld or delayed by AMS, AMS shall maintain all records required by this Section during the Lease term and for any longer period thereafter as may be required by any Environmental Requirement. It is the intention of the parties that such records will be used for the purpose of apportioning liabilities under Environmental Requirements, arising out of or attributable to the disposition of hazardous wastes under this Section, except that any such allocation shall not affect the respective obligations of the parties under Section 9 hereof.

SECTION 3.         Air Emissions.

(a)           General. Maxtor and AMS will each be solely responsible for air emissions associated with their respective operations, AMS will be responsible for all air emissions associated with operation of the Business, and Maxtor will be responsible for emissions associated with the Property, including the overall building facilities operation and maintenance. AMS will be responsible for applying for, obtaining, and maintaining all applicable permits, licenses and approvals associated with its air emissions and required by Environmental Requirements. Maxtor will be responsible for maintaining or causing to be maintained all permits, licenses, and approvals associated with emissions resulting from its operations, as well as from operation of the boilers and emergency generators serving the Master Premises and Property, and as required by Environmental Requirements.

Maxtor shall be solely responsible for the ongoing maintenance and repair of the three emergency generators serving the Premises and Property Premises, If AMS requires any additional emergency generators for the operation of the Business, or other premises subject to the Lease, Maxtor will be responsible for applying for, obtaining, and maintaining any applicable permits, licenses, and approvals required by Environmental Requirements for such emergency generators, and will procure, install, and maintain the additional generator(s). All costs associated with the procurement, permitting, installation and maintenance of any additional emergency generators required solely as a result of AMS' operation of the Business shall be the sole responsibility of AMS.

(b)          Air Abatement Systems and Permitting Obligations.

(i)        AMS' Obligations.  AMS shall be responsible for complying with all air permit conditions that relate to operation of the Business including, for example, any chemical handling requirements, treatment technologies and related hardware and facilities, and monitoring obligations that are related specifically to AMS' operations, AMS shall give three (3) months written notice to Maxtor of any process change or planned chemical use that may effect the terms and conditions of air permits held by AMS, Maxtor, or other tenants of the Property. AMS shall also be responsible for implementing and maintaining best management practices and for implementation of such policies and procedures as are reasonably required to maintain its best management practices, as well as compliance with all Environmental Requirements.

AMS shall permit, operate, and maintain: (A) the solvent exhaust system serving module 1 (including the Chemical Mix and Chemical Analysis areas), (B) the solvent exhaust system serving modules 7, 10 and 11, (C) the fume abatement system serving modules 7 and 10, and (D) the general exhaust serving modules 7 and 10. AMS shall have the exclusive use and control of the two systems during the term of the Lease. AMS shall have the right to subcontract a service provider for the maintenance of these systems. Any repairs, upgrades, modifications, or permit modifications relating to these systems or any other air abatement system or permit at the Premises and Master Premises, including the premises of other tenants, and which are necessitated as a result of AMS operations shall be the sole responsibility of AMS, subject to the review and approval of Maxtor. Prior to the Commencement Date, AMS shall provide to Maxtor all relevant information regarding the chemicals AMS will use that will generate emissions requiring abatement, including estimates of the volumes or quantities of such chemicals and the estimated volume of emissions.

Upon termination or expiration of the Lease, operation, maintenance, and permitting responsibilities for the thermal oxidation destruction unit, acid fume abatement system, and solvent exhaust system shall revert to Maxtor. Prior to termination, AMS shall be responsible for the decontamination of these systems in compliance with all Environmental Requirements, and consistent with section II.4.(i) hereof.

(ii)       Maxtor's Obligations.  Maxtor shall be responsible for complying with all permit conditions that relate solely to its business activities and operations in the Property, the operation of the boiler, emergency generators, and other facilities infrastructure systems. Maxtor shall be responsible for compliance with all Environmental Requirements as they pertain to those air abatement systems operated by and permits held by Maxtor.

(c)           Compensation.

(i)        AMS shall be solely responsible for the payment for any pollution control devices or equipment, and associated permitting, that must be installed solely due to its operation of the Business or any Environmental Requirements applicable to such operations.

(ii)       Maxtor and AMS agree that installation, upgrades and/or modifications to the pollution control devices or equipment may be required during the term of the Lease as a result of changes in Environmental Requirements, or other changes in circumstances not resulting solely due to AMS operations or processes. AMS shall bear responsibility for its proportionate share of the costs associated with any such installation, upgrade and/or modification. To the extent that any installations, upgrades, or modifications to the pollution control devices or equipment are necessitated solely due to AMS operations and processes, AMS shall be solely responsible for such installations, upgrades, or modifications, and Maxtor shall have the right to review and approve any plans for such upgrade or modification, including the proposals submitted, contractor selection, and design decisions, in accordance with Section 8 of the Lease. This shall include any facility expansion necessary and appropriate to accomplish the installation, upgrade or modification.

II.          MANAGEMENT OF AMS'S CHEMICAL- RELATED ACTIVITIES

SECTION 4.          Hazardous Material .

(a)           General.  AMS shall procure, manage and store all chemicals associated with the operation of the Business. Such activities shall be conducted in accordance with all Environmental Requirements and the Uniform Building Code, the Uniform Electrical Code, the Uniform Fire Code, and shall take into consideration the guidelines promulgated by Factory Mutual Laboratories for highly protected risk facilities. Prior to the Term Commencement Date, AMS shall provide Maxtor with a comprehensive list of all chemicals to be located or used on the Premises by AMS or otherwise procured by AMS, and shall include information relating to the hazard classification of the chemical, as well as the identifying the location of the Material Safety Data Sheets ("MSDS") for the listed chemicals. On a quarterly basis, AMS shall provide to Maxtor an updated list, reflecting any changes in the chemicals maintained by AMS at the Premises. Upon request by Maxtor, AMS shall make available to Maxtor the MSDS for any chemical on the list.

(b)          AMS's Notice Obligations.  AMS shall give written notice to Maxtor's Facilities Management personnel three (3) months prior to the acquisition of any chemical or material that: (i) requires a modification to any EH&S permit, license, or approval; (ii) necessitates an upgrade or modification to any abatement equipment; (iii) necessitates any new or modified engineering controls; or (iv) may present a significant health or safety hazard. These chemicals and materials include, but are not limited to, pyrophoric gases, reactive gases and materials, laser sources, heavy metals, or other extremely hazardous chemicals or substances. In addition to the notice, AMS shall provide Maxtor with a copy of the Material Safety Data Sheet for the chemical or material. Maxtor shall have the right to review and approve the acquisition of any such chemicals or materials. AMS shall not acquire any such chemicals or materials not expressly approved by Maxtor. Maxtor's approval shall not be unreasonably denied, withheld, or delayed.

(c)           Hazard Communication Requirements. The parties agree that AMS has established, and shall continue to maintain, using best management practices, a hazard communication program to ensure ongoing compliance with the hazard communication protocols under Environmental Requirements associated with the procurement and use of hazardous materials associated with the Business. The hazard communication program appropriately includes, but is not limited to, provision for material safety data sheets for chemicals used in the Business, hazard communication training for AMS employees and other individuals who will be operating the Business, emergency response training, and other requirements encompassed within the Occupational Safety and Health Administration's ("OSHA's") Hazard Communication Standard and related federal and state "right to know" requirements. AMS shall ensure that hazard communication training is made available to all personnel working in AMS premises or otherwise with AMS processes and chemicals, including Maxtor personnel, AMS shall ensure that Maxtor personnel are given sufficient notice of scheduled hazard communication training to be provided by AMS. Maxtor shall be responsible for ensuring that its personnel working in AMS' Premises or with AMS chemicals attend the AMS hazard communication training.

(d)          Management of Hazardous Materials and Occupational Health and Safety Matters.  The parties agree that AMS has established, and shall continue to maintain, using best management practices, a program for the management of hazardous materials and for occupational health and safety matters arising from operation of the Business. The program appropriately includes, but is not limited to, (a) provisions for the procurement, movement, storage, and labeling of hazardous materials used in the Business in compliance with all Environmental Requirements; (b) compliance with permissible exposure limits, medical surveillance, emergency response requirements, and any other Environmental Requirements; and (c) provision for workplace and personnel training and monitoring as required by Environmental Requirements. In addition, AMS agrees to use best management practices with regard to its management of hazardous materials, including, but not limited to, a chemical acquisition process that ensures all chemicals, hazardous materials, and processes are reviewed and approved prior to acquisition or implementation. AMS agrees it will use best efforts to conform its chemical and hazardous material acquisition and approval process to the criteria set forth in Attachment D3 hereto.

(e)           Storage.  The parties agree that the chemical storage area ("Chemical Bunkers") may be shared as among AMS, Maxtor, and any other tenant which Maxtor may designate from time to time ("Approved Tenant"), although each tenant and Maxtor will have a separate secured area within such Chemical Storage Area designated exclusively for storage of its chemicals and hazardous materials. AMS shall ensure that its chemicals and hazardous materials are only stored in the designated AMS storage area(s), and are not intermingled with any chemicals or materials belonging to Maxtor or any other tenant. AMS and Maxtor agree that all chemicals and waste will be stored in the appropriate designated chemical storage room(s) or cabinet(s), contained within their separate secured area within the Chemical Storage Area, that are designed for and compatible with the chemical (e.g., flammable solvents in the flammable cabinet) in accordance with all applicable Environmental Requirements. AMS shall segregate its storage of hazardous materials from hazardous wastes. Maxtor shall ensure that any Approved Tenant is subject to similar requirements.

AMS' chemical receipts may not exceed the storage limitations of the area in the Chemical Bunkers dedicated to AMS for the storage of hazardous materials and wastes. If any new chemical or waste storage space construction becomes necessary during the term of the Lease as a result of AMS' use of the Chemical Bunkers (whether resulting from the volume of wastes stored, or from incompatibility of wastes stored by AMS in relation to wastes which may be stored by Maxtor or an Approved Tenant), AMS shall be responsible for the permitting, construction, and maintenance of such space and shall pay for such construction in accordance with Sections 7 and 8 of the Lease. Maxtor shall have the right to review and approve all permit applications, contractor proposals and selection, and design decisions for any such construction.

(f)           Chemical Mix Area.  AMS shall have exclusive control of the Chemical Mix Area within the Premises. AMS shall permit certain trained and authorized Maxtor personnel to access the Chemical Mix Area for the purpose of transporting and delivering chemicals and raw materials into the building. AMS will not unreasonably withhold rights of access for this purpose to trained and authorized personnel of other subtenants. Maxtor shall have the right to inspect the Chemical Mix Area annually, or otherwise as deemed necessary or appropriate within Maxtor's discretion, and upon sufficient notice to AMS of such inspection.

(g)          Safety Services.  AMS shall be responsible for all safety issues and activities relating to operation of the Business, in accordance with applicable industry standards, best management practices, all Environmental Requirements, and Occupational Safety and Health Administration (OSHA) Standards.

(h)          Employee Exposure and Industrial Hygiene Services.  AMS shall be responsible for all employee exposures and industrial hygiene issues and activities relating to operation of the Business, in accordance with applicable industry standards, best management practices, all Environmental Requirements, and OSHA Standards.

(i)           Decontamination and Decommissioning. Upon termination or expiration of the Lease, AMS shall be responsible for the decommissioning and decontamination of the Premises, and all systems and equipment operated thereon by AMS during the term of the Lease. The plans for all such decommissioning and decontamination activities shall be subject to the review and approval of Maxtor. All decommissioning and decontamination shall be conducted in compliance with all Environmental Requirements.

SECTION 5.         Emergency Response.

(a)           Notice.  In the event of a spill or release of a hazardous substance on AMS' Premises, or of AMS chemicals or hazardous substances located outside of the AMS Premises, that is required to be reported to local, state, or federal authorities under any applicable Environmental Requirement, AMS shall notify Maxtor as promptly as reasonably practicable under the circumstances. Spills or releases of hazardous substances not reportable to Maxtor under this section shall be considered incidental and shall be promptly mitigated by AMS in accordance with all applicable Environmental Requirements and best practices. For purposes of this section, any required notification shall be directed to Maxtor's facilities management agent or representative.

(b)          Response Obligations.  AMS shall have primary responsibility for responding to, or arranging for the response to, any spill or release of a hazardous substance on the Premises or of any chemicals or hazardous substances procured by AMS and located outside the Premises (including those arriving at the receiving dock), and to any spill or release of a hazardous substance on the Property caused by AMS or any of its agents, representatives, or contractors. AMS shall ensure that all emergency response measures are undertaken in accordance with Environmental Requirements and best practices. If Maxtor reasonably determines that AMS, any service provider retained by AMS for the purpose of emergency response, or any transporter delivering chemicals or hazardous materials to AMS, is not duly responsive to a spill or release, Maxtor may elect to undertake emergency response measures and obtain reimbursement for all costs associated with such emergency response activities from AMS.

(c)           Emergency Response Team Room.  AMS shall have exclusive access to and use of the Emergency Response Team room. Only trained and authorized AMS personnel shall be permitted access to this room.

SECTION 6. [Omitted.]

SECTION 7.    Reporting Obligations.

(a)           General. AMS shall report any releases of hazardous substances resulting from its operation of the Business to local, state, or federal authorities, in accordance with Environmental Requirements. AMS shall comply with any emergency reporting requirements associated with the utilization and disposition of hazardous materials and hazardous wastes including, but not limited to, the reporting of accidental releases of hazardous substances under Environmental Requirements. AMS shall report any event or circumstance relating to its operation of the Business requiring such emergency report as promptly as practicable. Notwithstanding the provisions in Section 5 above, AMS shall give Maxtor notice of any event or circumstance relating to the Business requiring such emergency report as promptly as practicable and in no event later than AMS' reporting of such event or circumstance.

(b)          Other Reporting Obligations.  AMS shall prepare and file all other EH&S related reports required by federal, state, or local laws or regulations which are associated with the operation of the Business including, but not limited to, OSHA reports, reports required under the Emergency Planning and Community Right to Know Act, reports under the Toxic Substances Control Act, reports required under the Resource Conservation and Recovery Act, and/or reports required under Environmental Requirements. Upon reasonable request from Maxtor, copies of these reports shall immediately be made available by AMS to Maxtor. Requested copies of such records shall not be unreasonably withheld or delayed in delivery by AMS.

III.          GENERAL PROVISIONS RELATING TO EH&S COMPLIANCE

SECTION 8.          EH&S Compliance Programs.

(a)           Program Maintenance.  AMS shall maintain its EH&S programs and activities to ensure that they meet all requirements of Environmental Requirements. Maxtor may review and comment upon these programs and activities insofar as they may affect Maxtor.

(b)          Access to Records.  Both parties shall make available to each other, on reasonable request; all relevant records relating to EH&S activities and services insofar as such activities demonstrably affect the other party. Both parties shall further provide reasonable access to each other's respective portions of the Property and Premises, in order to facilitate discharge of the parties' obligations and rights under this Environmental Agreement.

(c)          Right of Inspection and Access.  Annually, or at intervals mutually agreed between the parties hereto, Maxtor shall have the right, but not the obligation, to enter and inspect the Premises (pursuant to and notwithstanding the terms of Section 11 of the Lease) for purposes of verifying AMS' compliance with Environmental Requirements and with the terms and conditions of this Agreement. This right shall include the right to inspect and audit AMS documentation and records. Maxtor shall provide AMS with five (5) calendar days notice of its planned inspection dates. AMS shall provide Maxtor with any personal protective equipment necessary and appropriate to conduct the inspection, as well as any information regarding AMS' EH&S procedures and policies that may be applicable or relevant during the inspection. Maxtor shall also have an immediate right of entry and inspection of the Premises under any emergency or exigent circumstances which may arise as a result of, but not limited to, release from the Premises of hazardous materials, chemicals, gases, or other substances into the environment. Under such circumstances, no advance notice to AMS shall be required. Under no circumstances shall the entry or inspection rights described herein be unreasonably withheld, delayed, or restricted by AMS. Moreover, Maxtor shall have an ongoing right of access for the purposes of fulfilling its obligations under Section 7 of the Lease and carrying out the services identified in Section 5 of the Lease, including, but not limited inspections and maintenance of fire suppression equipment (e.g., fire extinguishers).

(d)          Provisions for Communications.  Both parties shall make reasonable attempts to communicate any and all issues that may arise as they relate to EH&S programs for either Maxtor or AMS. Issues shall follow the protocol of 1) verbal communications with agreement by both parties to a commitment of a completion date for resolution; 2) followed by written notification should the issue not be resolved by the verbally agreed upon due date; and 3) escalation of the written notification to each successive level of management until the issue is satisfactorily resolved for both parties.

(e)           Confidentiality.  The parties agree that either party may have access to certain confidential information belonging to the other party in connection with the performance of obligations under this Environmental Agreement. The parties agree to maintain the confidentiality of such information pursuant to Section 39 of the Lease.

SECTION 9.         Liability for EH&S Activities.

(a)           General.  Except as explicitly provided in this Environmental Agreement and in subparagraph (b) of this Section, Maxtor and AMS shall not have any responsibility for EH&S obligations associated with the other party's operations, but shall cooperate fully and to the extent necessary to support each other in maintaining each others', and the Premises', full compliance with all Environmental Requirements. In addition, the provision of certain EH&S services by Maxtor to AMS shall not be construed to convert Maxtor into an "operator" of the Business for EH&S purposes. Similarly, AMS' relationship with Maxtor and its utilization of certain Maxtor facilities shall not be construed to convert AMS into an "owner" or "operator" of any Maxtor facilities that are not covered by the Lease.

(b)          Compliance Responsibility.  AMS and Maxtor shall each separately bear responsibility for compliance with all Environmental Requirements relating to their respective operations and activities. AMS shall bear sole responsibility for compliance with all Environmental Requirements applicable to the Business. In the event that either party receives a notice of non-compliance, or alleged non-compliance with any Environmental Requirements, or any notice of violation of any EH&S requirement, or in the event of a release requiring emergency reporting, the parties shall cooperate to respond to such an event, and such notice required shall promptly be provided to the other party, and the parties shall, as reasonably necessary and appropriate, cooperate to respond to such an event.

(c)           Indemnity by AMS.  AMS shall indemnify, defend (with counsel reasonably acceptable to Maxtor), protect, and hold Maxtor and its employees, successors and assigns, free and harmless from and against any claims, liabilities, losses, costs, or expenses (including reasonable attorneys' and consultants' fees) directly or indirectly caused by AMS' Environmental Activities or violations by AMS of Environmental Requirements, including all costs of any repair or cleanup, investigative, removal or remediation action, or detoxification or decontamination of the Property or Premises, or the preparation and implementation of any closure, remedial action or other plans in connection therewith that are required. This indemnity shall include any and all liabilities that Maxtor may incur in connection with its financial, lending, or financing arrangements affecting or related to the Property or the Premises.

(d)          Indemnity by Maxtor.  Maxtor shall indemnify, defend (with counsel reasonably acceptable to AMS), protect, and hold AMS and its employees, successors and assigns, free and harmless from and against any claims, liabilities, losses, costs, or expenses (including reasonable attorneys' and consultants' fees) to the extent caused by Maxtor's Environmental Activities or violations by Maxtor of Environmental Requirements, including all costs of any repair or cleanup, removal or remediation action, or detoxification or decontamination of the Property, or the preparation and implementation of any closure, remedial action or other plans in connection therewith that are required.

(e)           The provisions of Sections 9(c) and 9(d) shall survive the expiration or earlier termination of the term of this Environmental Agreement and the Lease.

IV.           GENERAL PROVISIONS

SECTION 10.                Environmental Agreements with other Tenants.  Maxtor agrees that it will use best efforts to enter into an agreement, containing terms and conditions similar to this Environmental Agreement, with any other tenant(s) of the Property that will or may engage in Environmental Activities subject to Environmental Requirements. AMS agrees that it will use best efforts to enter into an agreement, containing terms and conditions similar to this Environmental Agreement, with any sublessee(s) or assignee(s) of the Premises that will or may engage in Environmental Activities subject to Environmental Requirements.

SECTION 11.                Entire Agreement.  This Environmental Agreement, together with the Lease, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understanding relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Environmental Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Environmental Agreement.

SECTION 12.                Modifications and Amendments.  The terms and provisions of this Environmental Agreement may be modified or amended only by written agreement executed by all parties hereto.

SECTION 13.                Waivers and Consents.  The terms and provisions of this Environmental Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms of provisions of this Environmental Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

SECTION 14.                Assignment.  The rights and obligations under this Environmental Agreement may not be assigned by either party hereto without the prior written consent of the other party which shall not be unreasonably withheld or delayed; provided that either party may assign its rights and obligations hereunder without such consent (i) in the event of a merger of such party with any other entity or to any person who acquires all or substantially all of the assets of such party or (ii) to an Affiliate of such party.

SECTION 15.                Benefit. All statements, representations, warranties, covenants and agreements in this Environmental Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Environmental Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third party beneficiary of this Environmental Agreement.

SECTION 16.                Governing Law. This Environmental Agreement and the rights and obligations of tire parties hereunder shall be construed in accordance with and governed by the laws of the State of Massachusetts, without giving effect to the conflict of law principles thereof

SECTION 17.                Severability, In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Environmental Agreement shall be unreasonable or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Environmental Agreement shall nevertheless remain in full force and effect; provided that if, without such invalid provisions, the fundamental mutual objectives of the parties cannot be achieved, then either party may terminate this Environmental Agreement without penalty by written notice to the other.

SECTION 18.                Headings and Captions. The headings and captions of the various subdivisions of this Environmental Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions thereof

SECTION 19.                No Waiver of Rights. Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Environmental Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Environmental Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Environmental Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

SECTION 20.                Termination.  The parties agree that this Environmental Agreement will be terminated and canceled in the event of a termination of the Lease in accordance with the terms thereof.
SECTION 21.                Definitions.

(a)           Chemicals. Chemicals shall mean any liquid, solid, aerosol, or gaseous form of the following substances: acids, bases, solvents, abrasive materials, adhesives (sealants, encapsulates, glues), building maintenance supplies, gases (including aerosol cans), inks, lubricants (oils, cutting fluids), packaging materials (foam-in place), paints, photographic materials (resists and developers), proprietary chemicals, pure chemicals, soldering materials (brazes and fluxes), and any substance for which a Material Safety Data Sheet (MSDS) is required by OSHA Standards.

(b)          Manage.  The term manage includes the use, handling, labeling,dispensing, mixing, transporting, inventorying, purchasing, stocking, storing, and issuing of all chemicals and hazardous materials.

(c)           Storage.  The term storage includes the keeping, warehousing, stocking, retention or leaving of chemicals in closed containers, tanks, or similar vessels.

(d)          Hazardous Substances.  The term hazardous substance includes: 1) any material that poses a threat to human health and/or the environment; 2) any hazardous material or hazardous waste identified by federal or state regulations; and 3) any substance named by EPA to be reported if a designated quantity of the substance is spilled in the waters of the United States or if otherwise emitted into the environment.

(e)           Definitions. As used herein:

(i)        “Environmental Activity” means any actual, proposed, threatened or claimed use, storage, treatment, existence, release, emission, discharge, generation, manufacture, import, export, disposal or transportation of any Hazardous Substances from, into, on, under or about the Premises, or any other activity or occurrence that causes or would cause any such event to exist.

(ii)       “Environmental Requirements” means all present and future federal, state, regional or local laws and regulations relating to the use, storage, treatment, existence, release, emission, discharge, generation, manufacture, import, export, disposal or transportation of any Hazardous Substances, the protection of the environment, or protection and/or monitoring of human health and safety, occupational safety, or industrial hygiene.

(f)           The terms Premises, Building, and Property shall have the same definitions as provided for in the Lease.

SECTION 22.                 Indemnities.  Any indemnities called for under this Environmental Agreement shall be administered pursuant to Section 17 of the Lease.

EXHIBIT E

AMS Equipment List

AMS Equipment List
Mod	Equipment	Who owns repair	Who/How pays for repair	Dedicated to AMS Only
1-1	HVAC	Maxtor	Opex	No
1-2	HVAC	Maxtor	Opex	No
1-2	Fume Exhaust	Maxtor	Opex	No
1-2	Solvent Exhaust	Maxtor	Direct Chargeback	Yes
7&10	HVAC	Maxtor	Opex	Yes
7&10	House Vacuum	Maxtor	Opex	No
7&10	Process Vacuum	Maxtor	Opex	No
7&10	Fume Exhaust	AMS	Direct Chargeback	Yes
7&10	Solvent Exhaust	AMS	Direct Chargeback	Yes
7&10	General Exhaust	AMS	Direct Chargeback	Yes
7&10	Process Cooling Water	Maxtor	Opex	No
7&10	Chiller 5	Maxtor	Opex	No
7&10	UPS 4	Maxtor	Direct Chargeback	Yes
11	HVAC	Maxtor	Opex	Yes
11	House Vacuum	Maxtor	Opex	No
11	Process Vacuum	Maxtor	Opex	No
11	Process Cooling Water	Maxtor	Opex	No
11	Solvent Exhaust	AMS	Direct Chargeback	Yes
11	Fume Exhaust	Maxtor	Opex	No
Chemical Bunkers	HVAC	Maxtor	Opex	No
6-2 Office	HVAC	Maxtor	Opex	No
9-2 Office	HVAC	Maxtor	Opex	No